UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Rule 14a-101
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Callon Petroleum Company
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CALLON PETROLEUM COMPANY
200 NORTH CANAL STREET
NATCHEZ, MISSISSIPPI  39120

NOTICE OF THE 2015 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 14, 2015

To Our Stockholders:

Notice is hereby given and you are cordially invited to attend the 2015 Annual Meeting of Stockholders of Callon Petroleum Company (“Callon” or the “Company”), a Delaware corporation, which will be held in Natchez, Mississippi, on Thursday, May 14, 2015, at 9:00 a.m. Central Daylight Time (“CDT”) (the “Annual Meeting”), in the Grand Ballroom of the Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120, to consider the following proposals:

1.	The election of two Class III Directors, Messrs. Fred L. Callon and L. Richard Flury, for a three-year term, and the election of Mr. Michael L. Finch as a Class I Director for a one-year term;

2.	The approval, by advisory vote, of the Company’s named executive officer compensation;

3.
The approval of amendments to the Company’s 2011 Omnibus Incentive Plan (“2011 Plan”), including an amendment to increase the number of shares of common stock that may be issued under the 2011 Plan by two million shares to 4,300,000 shares;

4.
The approval of an amendment to Article Four of the Company’s Certificate of Incorporation increasing the number of authorized shares of Common Stock of the Company (“Common Stock”) from 110 million shares to 150 million shares;

5.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

6.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on March 27, 2015 (the “Record Date”). Beginning on or about April 2, 2015, the Company mailed a Notice Regarding the Internet Availability of Proxy Materials (the "Notice") to its stockholders containing instructions on how to access the proxy statement and vote online, and the Company made proxy materials available to the stockholders over the Internet. Instructions for requesting a paper copy of the proxy materials are contained in the Notice. A stockholders’ list will be available at the Company’s office at 200 North Canal St., Natchez, MS 39120 during normal business hours for a period of ten days prior to the meeting.

Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope as soon as possible. See “Information About Voting and The Meeting” in the proxy statement for more details.

We look forward to seeing you at the meeting.

By Order of the Board of Directors

	By:	/s/ B. F. Weatherly
Natchez, Mississippi		B. F. Weatherly
April 2, 2015		Corporate Secretary

YOUR VOTE IS IMPORTANT!

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 14, 2015

This proxy statement and our 2014 Annual Report on Form 10-K are available at www.iproxydirect.com/CPE and www.callon.com

If you have any questions or need assistance voting your shares, please call our proxy solicitor:

MORROW & CO., LLC
470 West Avenue – 3rd Floor
Stamford, CT  06902

Banks and Brokerage Firms, please call (203) 658-9400.

Stockholders, please call toll free (800) 414-4313.

PROXY STATEMENT
_____________________
CALLON PETROLEUM COMPANY
200 North Canal Street
Natchez, Mississippi  39120
(601) 442-1601

2015 ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, MAY 14, 2015

INFORMATION CONCERNING SOLICITATION AND VOTING

We are providing you this proxy statement in connection with the solicitation of proxies by our board of directors (the “Board” or individually “Director” and collectively “Directors”) to be voted at the 2015 annual meeting (the “Annual Meeting”) of stockholders of Callon Petroleum Company (“Callon,” the “Company,” “us,” “we,” “our” or like terms).  The Annual Meeting will be held on Thursday, May 14, 2015 at 9:00 a.m. CDT in the Grand Ballroom of the Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The solicitation of proxies by the Board will be conducted primarily by mail. Callon will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of these proxy materials. In addition to solicitation by mail, our Directors, officers and employees may solicit proxies personally or by telephone, email, facsimile or other means, without additional compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the common stock held by such persons, and we may reimburse those brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.  In addition, the Company has retained the services of Morrow & Co., LLC to assist us in the Company’s solicitation efforts for a fee of approximately $7,500, plus out-of-pocket expenses.

INFORMATION ABOUT VOTING AND THE MEETING

Who may vote
You may vote if you are the record holder of Callon common stock as of the close of business on the Record Date, March 27, 2015. On that date, there were 65,931,941 shares outstanding and entitled to vote at the meeting. Each share of common stock is entitled to one vote on each matter considered at the meeting.

Attending the Meeting
If you are entitled to vote at our Annual Meeting, you may attend the Annual Meeting.  If you wish to attend the Annual Meeting in person, you must present valid, government-issued picture identification.  If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting, in order to be admitted you must present proof of your beneficial ownership of the common stock, such as a bank or brokerage account statement, indicating that you owned shares of our common stock at the close of business on the Record Date. For safety and security reasons, no cameras, recording equipment, cellular telephones, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting. No banners, signs, firearms or weapons will be allowed in the meeting room. We reserve the right to inspect all items entering the meeting room.

Proposals
Five proposals are scheduled to be voted upon at the meeting:

1. The election of directors;

2.   Advisory approval of the Company’s executive compensation;
3.   The approval of amendments to the Company’s 2011 Omnibus Incentive Plan, including an amendment to increase the number of shares of common stock that may be issued under Plan by two million shares to 4.3 million shares;
4.   The approval of an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 110 million to 150 million; and
5.   The ratification of the appointment of Ernst & Young LLP.

Notice and Access
Rules adopted by the Securities and Exchange Commission (the "SEC") allow companies to send stockholders a notice of internet availability of proxy materials (the “Notice”), rather than mail them full sets of proxy materials, often referred to as “notice and access.” This year the Company has elected to send a separate Notice to most of our stockholders instead of a paper copy of the proxy materials. This approach conserves natural resources and reduces the costs of printing and distributing our proxy materials, while providing stockholders with a convenient way to access our proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy of proxy materials, including a proxy card or voting instruction form, may be found in the Notice. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email by following the instructions in the Notice. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

The Company’s Board has made these proxy materials available to you on the Internet on or about April 2, 2015 at https://www.iproxydirect.com/CPE, which is the cookies-free website described in the Notice, mailed to stockholders of record and beneficial holders. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners of our stock, and filing the Notice with the SEC, on or about April 2, 2015. Please note that the Notice identifies the items to be voted on at the meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote via the Internet, by telephone or by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

In addition to the Company’s proxy materials being available for review at https://www.iproxydirect.com/CPE, the site contains instructions on how to access the proxy materials on a website or to request a printed copy, free of charge.  Stockholders may request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by contacting the Company’s Corporate Secretary at our principal executive offices in Natchez, Mississippi. We will also provide stockholders upon request and free of charge with a copy of the Company’s Form 10-K for the year ended December 31, 2014 as filed with the SEC.

Casting your vote

There are three methods for registered stockholders to vote by proxy without attending the Annual Meeting:

●	By Internet. You can vote via the Internet. The website address for Internet voting is provided on your Notice or proxy card. You will need to use the control and request ID appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. CDT on May 13, 2015. If you vote via the Internet, you do NOT need to vote by telephone or return a proxy card. Internet voting is available 24 hours a day.

●	By Telephone. You can also vote by telephone by calling the toll-free telephone number provided on your proxy card. You will need to use the control and request ID appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. CDT on May 13, 2015. Voting by telephone is available 24 hours a day.

●	By Mail. If you received a printed copy of the proxy card, you can vote by marking, dating and signing it, and returning it in the reply envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

If you get more than one Notice and/or proxy statement then it means that your shares are probably registered in more than one account. Please provide voting instructions for all Notices, proxy and voting instruction cards you receive. If you send us a signed proxy card on which no directions are specified, your shares will be voted as recommended by the Company’s Board on the proposals, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any postponement or adjournment of the meeting. The Board is not presently aware of any other proposals or any other business to be considered at the Annual Meeting.

If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

In the event you do not provide instructions on how to vote, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but they are not permitted to vote (a “broker non-vote”) on non-routine or non-discretionary items absent instructions from the beneficial owner. With respect to the Annual Meeting, brokers are prohibited from exercising discretionary authority in the election of directors, the non-binding advisory proposal on executive compensation and the amendments to our 2011 Plan, but such brokers may exercise discretionary authority with respect to the amendment of our certificate of incorporation to increase the number of authorized shares and the ratification of the appointment of the Company’s independent registered public accounting firm. Your vote is especially important. Therefore, please instruct your broker regarding how to vote your shares on these matters promptly.

If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting. If you need assistance in obtaining a legal proxy, please call Morrow & Co., LLC toll-free at (800) 414-4313. Submitting your proxy by mail will not affect your right to vote in person if you decide to attend the Annual Meeting.

Revoking a proxy
You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to the Company’s Corporate Secretary at our principal executive offices before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not in and of itself revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the meeting if you obtain a legal proxy as described above.

Recommendation of the Board
The Board unanimously recommends you vote “FOR” each of the proposals. A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

●	“FOR” each of the nominees named in this Proxy to the Company’s Board of Directors;

●	“FOR” the approval, on an advisory basis, of the Company’s executive compensation;

●	“FOR” the approval of the amendments to the Company’s 2011 Omnibus Incentive Plan, including the increase in the number of shares of common stock that may be issued under the Plan by two million shares;

●	“FOR” the approval of an amendment to the Certificate of Incorporation increasing the number of authorized shares of Common Stock from 110 million shares to 150 million shares; and

●	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Counting the Vote
Issuer Direct will serve as the inspector of election and will tabulate and certify the vote.

Quorum
A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the Record Date, present in person or represented by proxy. Your shares will be counted for purposes of determining if there is a quorum if you are present and vote in person at the meeting; or have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction card by mail. Abstentions and broker non-votes also count toward the quorum.

Required Vote
Proposal 1. Election of Directors
The three nominees for election as directors at the Annual Meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as the Company’s directors. For this purpose, abstentions and broker non-votes are not counted as a vote for the election of directors.

Proposal 2. Advisory Vote to Approve Named Executive Officer Compensation
Approval of this proposal requires the affirmative vote of a majority of the shares of common stock entitled to vote and present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against this matter, and broker non-votes will not be counted as shares present and entitled to vote, and, accordingly, will not affect the outcome of the vote on this proposal. While this vote is required by law, it will neither be binding on our company or the Board nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or the Board. However, the views of our stockholders are important to us, and our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. We urge you to read the section entitled “Compensation Discussion and Analysis,” which discusses in detail how our executive compensation program implements our compensation philosophy.

Proposal 3. Approval of the Amendments to the 2011 Omnibus Incentive Plan
Approval of the amendments to the 2011 Plan requires the affirmative vote of the majority of the shares of common stock cast for such proposal. The amendments will therefore be approved if the votes in favor are a majority of the shares that voted for, voted against or abstained with respect to this proposal. An abstention will have the effect of a vote against this proposal. A broker non-vote will not have any effect on the vote of this proposal.

Proposal 4. Approval of the Amendment to the Certificate of Incorporation
Approval of the amendment to the Company’s Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The Company believes that the amendment to our certificate of incorporation to increase the number of authorized shares is a “routine matter” under the rules of the NYSE, so brokers will be permitted to vote shares for which they do not receive instructions from the beneficial owners.  An abstention and any broker non-votes will have the effect of a vote against this proposal.

Proposal 5. Ratification of the Appointment of the Independent Registered Public Accounting Firm
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014 requires the affirmative vote of a majority of the shares of common stock entitled to vote and present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

Voting Results
The preliminary voting results will be announced at the meeting. The final results will be published in a current report on Form 8-K to be filed with the SEC within four business days of the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board currently consists of seven Directors and the Company’s Certificate of Incorporation provides for a classified Board. Effective as of immediately before the Annual Meeting, our Board has increased the number of directors to eight. The current Board is divided into three classes designated as Class I, Class II and Class III, with staggered, three-year terms.  The following table provides information with respect to the nominees and all current Directors whose terms will continue after the 2015 Annual Meeting until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal.

Name	Age	Director Since	Position (Committee Memberships)
Class I Directors (term expires in 2016)
Larry D. McVay	67	2007	Director (1,2,3,4)
John C. Wallace	76	1994	Director (1,2,3,4)
Michael L. Finch	59	—	Director, Nominee
Class II Directors (term expires in 2017)
Anthony J. Nocchiero	63	2011	Director (1,2,3,4)
Matthew Regis Bob	57	2014	Director (3,4)
James M. Trimble	66	2014	Director (2,4)
Class III Directors (term expires in 2015)
Fred L. Callon	65	1994	Director, Nominee, Chairman of the Board, President, and Chief Executive Officer (“CEO”)
L. Richard Flury	67	2004	Director, Nominee (1,2,3,4)

(1)	Audit Committee
(2)	Compensation Committee
(3)	Nominating and Corporate Governance Committee
(4)	Strategic Planning and Reserves Committee

Based on the recommendations from the Nominating and Corporate Governance Committee, our Board has nominated its current Class III Directors, Fred L. Callon and L. Richard Flury, for election to our Board as Class III directors, with a term of office expiring at our 2018 Annual Meeting, or, in each case, until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal. In addition, based on the recommendations from the Nominating and Corporate Governance Committee and a settlement agreement with Lone Star Value Management, our Board has nominated Michael L. Finch for election to our Board as a Class I Director, with a term of office expiring at our 2016 Annual Meeting.

Nominees

Fred L. Callon has been Chairman of the Board of the Company since May 2004 and President and Chief Executive Officer of the Company since January 1997.  Prior to January 1997, he was President and Chief Operating Officer of the Company, positions he had held with the Company or its predecessors since 1984.  He has been employed by the Company or its predecessors since 1976.  Mr. Callon graduated from Millsaps College in 1972 and received his M.B.A. degree from the Wharton School of Finance in 1974.  Following graduation and until his employment by Callon Petroleum Operating Company, he was employed by Peat, Marwick, Mitchell & Co., certified public accountants.  He is son of the late Sim C. Callon, one of the Company’s co-founders, and the nephew of the late John S. Callon, the other co-founder.  We believe that Mr. Callon’s strong financial background, combined with his longevity with the Company and many years of operational experience in the oil and natural gas exploration and production (“E&P”) industry throughout changing conditions in the market, provide him with the ability to successfully lead the Company.

L. Richard Flury was appointed to the Board in 2004. Mr. Flury has been retired since 2001.  Prior to 2001, he spent over 30 years with Amoco Corporation, and later, BP plc, most recently as Chief Executive, Gas and Power and Renewables. Prior to Amoco's merger with BP in 1998, he served in various executive positions and was Chief Executive for Worldwide Exploration and Production and Executive Vice President of Amoco Corporation at the time of the merger. Currently, Mr. Flury is a member of the Board of QEP Resources, a publicly traded oil and gas company, and is also a director and the non-executive Chairman of Chicago Bridge and Iron Company, N.V., a publicly-traded engineering, procurement and construction company.  He is a graduate of the University of Victoria (Canada). Mr. Flury has many years of prior experience with a major oil and gas company, as well as continued involvement in the industry through his other directorship positions. Mr. Flury’s vast experience and extensive knowledge of the oil and natural gas E&P industry, together with his executive-level perspective and strategy-making abilities, strengthen the Board’s collective qualifications, skills and experience, and will continue to prove very beneficial to the Company.

Michael L. Finch served as Chief Financial Officer and a member of the Board of Directors of Stone Energy Corporation from its initial public offering in 1993 until his resignation in 1999. He was affiliated with Stone in a variety of capacities for nineteen years. Prior to his service with Stone, he was employed by Arthur Andersen & Co. in New Orleans, Louisiana from 1976 to 1980. Mr. Finch has been a private investor since 1999. He was licensed as a Certified Public Accountant in 1978 (inactive status at present), and received a Bachelor of Science in Accounting from the University of South Alabama in 1976. Currently, Mr. Finch is an independent director of Petroquest Energy, Inc., a publicly traded oil and gas company. Since his election to Petroquest’s Board in 2003, he has served as chairman of the Audit Committee, as a member of the Compensation Committee, and as a member of the Nominating and Corporate Governance Committee. Mr. Finch has extensive financial and operating experience within our industry, and his background, prior experiences, professional credentials and expertise qualify him as a director and financial expert.

In March 2015, we agreed with Lone Star Value Management LLC and certain of its related entities to appoint Mr. Finch as a Class I director to our board on the day before the 2015 annual meeting, and to appoint him to the Nominating and Corporate Governance Committee.  Our by-laws require that a person appointed to the Board serves until the next annual meeting, so Mr. Finch is standing for election at the Annual Meeting.  Lone Star Value Management agreed to vote the shares it owns for the election of our director nominees, including Mr. Finch as a Class I director, at the Annual Meeting.

To be elected as a Director, each Director nominee must receive a plurality of the votes cast by the stockholders entitled to vote for the election of Directors. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect upon the outcome of the vote. All shares of common stock represented by the proxies will be voted “FOR” the election of the above Director nominees, except where authority to vote in the election of Directors has been withheld.  Should the nominees become unable or unwilling to serve as a Director at the time of the 2015 Annual Meeting, the person or persons exercising the proxies will vote for the election of substitute nominees designated by the Board, or the Board may choose to reduce the number of members of the Board to be elected at the 2015 Annual Meeting in order to eliminate the vacancy.  Your proxy cannot be otherwise voted for a person who is not named in this Proxy as a candidate for Director or for a greater number of persons than the number of Director nominees named. The Board has no reason to believe that the nominees will be unable or unwilling to serve if elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NOMINATED HEREIN.

Directors Continuing in Office

Biographical information for our Directors who are continuing in office is provided below.

Larry D. McVay was appointed to the Board in October 2007. Mr. McVay has been a Managing Director of Edgewater Energy, LLC, a privately held oil and gas investment company since 2007.  From 2003 until 2006, he served as Chief Operating Officer of TNK-BP Holding, one of the largest oil producing companies in Russia.    From 2000 to 2003, he served as Technology Vice President and Vice President of Health, Safety and Environment for BP.  He also led the global E&P Operations Excellence effort for improving the operating efficiency of BP’s upstream operations.  Mr. McVay earned a mechanical engineering degree from Texas Tech University, where he was recognized as a Distinguished Engineer in 1995.  In January 2008, Mr. McVay became a member of the board of directors of Praxair, Inc., an industrial gases company in North and South America, where he serves on the Audit Committee and is chairman of the Finance & Pension Committee.  Mr. McVay is also a member of the board of directors of Chicago Bridge and Iron, N.V., a publicly traded engineering, procurement, and construction company, where he serves on the Audit Committee, the Strategic Initiatives Committee and is the chairman of the Corporate Governance Committee. Mr. McVay has been directly involved in nearly all aspects of the oil and gas industry, including drilling, production, finance, environmental risk, and safety.  We believe that this experience and his knowledge of the E & P industry, particularly the Permian Basin, provides invaluable insight in the development of the Company’s long-term strategies.

John C. Wallace has been a member of the Board of the Company since 1994. Mr. Wallace has been retired since 2010.  Mr. Wallace is a Chartered Accountant having qualified with PricewaterhouseCoopers in Canada in 1963, after which he joined Baring Brothers & Co., Limited in London, England.  Prior to his retirement in December 2010, Mr. Wallace served for over twenty-five years as Chairman of Fred. Olsen Ltd., a London-based corporation that he joined in 1968 and which specializes in the business of shipping, renewable energy and property development. He received his B. Comm degree majoring in Accounting and Economics from McGill University in 1959. In November 2004, he successfully completed the International Uniform Certified Public Accountant Qualification Examination and has received a CPA Certificate from the State of Illinois.  Mr. Wallace is also retired from the board of directors of Ganger Rolf ASA and Bonheur ASA, Oslo, both publicly-traded shipping companies with interests in offshore energy services and renewable energy. In May 2012, Mr. Wallace was appointed as a non-executive director to the board of directors of Siem Offshore Inc., a publically traded shipping company in Norway with a fleet of vessels active in the offshore energy sector, and for which he is a member of the Audit Committee. In addition, Mr. Wallace serves as a Director of Secunda Holdings LP, a Canadian company, which is 50% owned by Siem Offshore Inc.  As a result of his association with Fred Olsen, Ltd. and various associated or related companies, Mr. Wallace has extensive financial and accounting experience in not only the oil and gas industry, but in a number of other related industries qualifying him as “financial expert.” We believe that this experience and his unique perspective of the risks and rewards in the oil and gas industry will continue to be beneficial to the Company.

Anthony J. Nocchiero, was first elected to the Board in March 2011.  Since 2010, Mr. Nocchiero has been retired. From April 2007 until September 2010, Mr. Nocchiero held the position of senior vice president and Chief Financial Officer for CF Industries, Inc.  From July 2005 until March 2007, he was the vice president and Chief Financial Officer for Merisant Worldwide, Inc.  From January 2002 to July 2005, Mr. Nocchiero was self-employed as an advisor and private consultant.  From January 1999 until December 2001, Mr. Nocchiero served as vice president and Chief Financial Officer of BP Chemicals, the global petrochemical business of BP p.l.c. Prior to that, he spent twenty-four years with Amoco Corporation in various financial and management positions, including service as Amoco’s vice president and controller from April 1998 to January 1999. Mr. Nocchiero holds a B.S. degree in chemical engineering from Washington University in St. Louis and an M.B.A. degree from the Kellogg Graduate School of Management at Northwestern University. Mr. Nocchiero has previous experience serving as a member of the board of directors of various public and private companies, including Terra Nitrogen LP, Keytrade AG, Vysis Corporation and the Chicago Chamber of Commerce.  He brings to the Company a broad knowledge of the oil and gas industry, as well as extensive experience with finance and M&A related transactions, which we believe benefits the Board. In addition, Mr. Nocchiero has the accounting or financial management expertise to be considered a “financial expert” as defined and required by the NYSE rules and the Exchange Act.

Matthew Regis Bob was elected to the Board at the 2014 Annual Meeting. Mr. Bob has been the founder and Managing Member of MB Exploration and affiliated companies since 1994.  MB Exploration is engaged in the oil and gas exploration, development and consulting business.  Effective August 1, 2014, Mr. Bob was appointed President of Eagle Oil and Gas. Mr. Bob also served as President of Hall Phoenix Energy LLC, a privately held oil and gas company, from 2009 to 2011.  Prior to forming MB Exploration in 1994, Mr. Bob was Chief Geophysicist at Pitts Oil Company.  He began his career at Union Oil Company of California where he held various geological positions.  He is a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists and the Dallas Petroleum Club, and is a registered Geoscientist in the States of Texas, Mississippi and Louisiana.  He holds a B.A. in Geology from St. Louis University, an M.S. in Geology from Memphis University, and is a graduate of Harvard University's Executive Management Program.  We believe Mr. Bob’s extensive experience in the oil and gas business and his technical expertise are a benefit to the Board of Directors. Mr. Bob was initially appointed to our Board pursuant to a settlement agreement with Lone Star Value Management.

James M. Trimble was elected to the Board at the 2014 Annual Meeting. Mr. Trimble was Chief Executive Officer and President of PDC Energy, Inc. since 2011 until his resignation effective January 1, 2015, and has served on the board of PDC since 2009. Mr. Trimble was an officer of PDC in September 2013 when twelve partnerships for which the Company was the managing general partner each filed for bankruptcy in the federal bankruptcy court, Northern District of Texas, Dallas Division. From 2005 until 2010, Mr. Trimble was Managing Director of Grand Gulf Energy, Limited, a public company traded on the Australian Securities Exchange, and President and Chief Executive Officer of Grand Gulf’s U.S. subsidiary Grand Gulf Energy Company LLC, an exploration and development company focused primarily on drilling in mature basins in Texas, Louisiana and Oklahoma. From 2000 through 2004, Mr. Trimble was Chief Executive Officer of Elysium Energy and then TexCal Energy LLC, both of which were privately held oil and gas companies that he managed through workouts. Prior to this, he was Senior Vice President of Exploration and Production for Cabot Oil and Gas, a publicly traded independent energy company.  Mr. Trimble was hired in July 2002 as CEO of TexCal (formerly Tri-Union Development) to manage a distressed oil and gas company through bankruptcy, and that company filed for Chapter 11 reorganization within 45 days after the date that Mr. Trimble accepted such employment. He successfully managed the company through its exit from bankruptcy in 2004.  From November 2002 until May 2006 he also served as a director of Blue Dolphin Energy, an independent oil and gas company with operations in the Gulf of Mexico. Mr. Trimble currently serves on the Board of Directors of Seisgen Exploration LLC, a small private exploration and production company operating in southern Texas. Mr. Trimble is a Registered Professional Engineer who brings many years of oil and gas industry executive management experience to the Board, including experience as a chief executive officer, and knowledge of current developments and best practices in the industry. Mr. Trimble was initially appointed to our Board pursuant to a settlement agreement with Lone Star Value Management.

All Directors of the Company are United States citizens, except Mr. Wallace, who is a citizen of Canada, and Mr. Flury, who holds both U.S. and Canadian citizenship.

CORPORATE GOVERNANCE

Board of Director Structure and Responsibilities

General.  Our Board is responsible for managing our business affairs. The Board generally fulfills its responsibilities through regular quarterly meetings to review significant developments affecting the Company and to act on matters requiring Board approval.  Between regularly scheduled meetings, the Board may also hold special meetings, execute unanimous written consents, and participate in telephone conference calls when an important matter requires Board action. During 2014, the Board of the Company met formally six times and executed four unanimous written consents.  All of the Company’s Directors attended each of the Board meetings either in person or by telephone. In addition, to promote open discussion, the non-employee Directors meet in executive session without management following each quarterly board meeting.  The chairperson of such executive sessions is the chairperson of the Nominating and Corporate Governance Committee unless, at the first executive session held in each fiscal year, the independent Directors select a different independent Director to serve as the chairperson for all executive sessions held during that fiscal year.  L. Richard Flury, Chairman of the Compensation Committee, presided over all executive sessions during 2014. It is the policy of the Board that, to the extent possible, all Directors attend the annual meeting. All then current Directors attended the 2014 annual meeting.

Director Independence.  It is the policy of the Board that a majority of the non-employee members of the Board be independent.  The Board reviewed the independence of our Directors and considered whether any Director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. In making its determination, the Board applied the listing requirements of the NYSE and the rules and regulations promulgated by the SEC, as well as the Company’s Corporate Governance Principles.  After this review, the Board affirmatively determined that each of the Company’s Directors and nominees (other than Mr. Callon) is independent.  The criteria applied by the Company’s Board in determining independence are available on the Company’s website at www.callon.com.  The Board will evaluate the independence of each non-employee Director on an ongoing basis.

Board Leadership Structure.  Our Board understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. To this end, our Board has no policy mandating the combination or separation of the roles of Chairman and Chief Executive Officer and believes the matter should be discussed and considered from time to time as circumstances change. Mr. Fred L. Callon serves as the Chairman, President and Chief Executive Officer of the Company. The Board currently believes that it is in the Company’s best interest and is the most effective Board leadership structure for the CEO to also serve as Chairman of the Board, a leadership structure that has served the Company well since inception, and is efficient and cost effective for the size of our company and the independent oil and gas E & P industry. Since the Company’s performance is an integral part of Board deliberations, the Board believes that this arrangement permits a clear, unified strategic vision that ensures alignment between the Board and management, provides clear leadership, and helps ensure accountability for performance. The CEO has the most insight into the Company’s performance, opportunities and challenges and is most capable of effectively identifying and executing the business strategy adopted by our Board. The Board believes that combining the Chairman and CEO roles fosters accountability, effective decision-making and alignment on the execution of the long-term corporate strategy.

Independent directors and management generally have different perspectives and roles in strategy development. Our independent Directors bring experience, oversight and expertise from outside Callon and the oil and gas industry, while the CEO brings a Callon-specific historical perspective, experience and expertise. As the Director having primary responsibility for managing the Company’s day-to-day operations, and most capable of effectively identifying strategic priorities, the CEO is best positioned to lead the Board through reviews of key business and strategy decisions. This effectively promotes the opportunity for a successful blend of the Company’s independent Directors’ perspectives and oversight responsibilities and facilitates information flow and communication between senior management and the Board, which are both essential to effective governance. Further, the Company has four standing committees, each of which is comprised entirely of independent Directors, including the Compensation Committee, which both objectively and subjectively evaluates Mr. Callon’s performance and determines his compensation. The Board believes that each of these measures counterbalances any risk that may exist in having Mr. Callon serve as the Chairman, President and CEO. The Board does not have an independent lead director.

The role of our Chairman is to oversee and ensure Board effectiveness, and in his capacity as Chairman, Mr. Callon has the following responsibilities:

●	schedules all meetings of the Board;

●	establishes Board meeting agendas;

●	chairs meetings of the Board and the Annual Meeting of Stockholders;

●	ensures that the flow of information provided to the Board is timely, complete, and accurate;

●	communicates with all Directors on key issues and concerns outside of Board meetings;

●	represents the Company to and interacts with external stockholders; and

●	assists the Board and executive officers in assuring compliance with and implementation of the Company’s governance principles.

Standing Committees of the Board of Directors

In order to facilitate the various functions of the Board, the Board currently has four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Strategic Planning and Reserves Committee, each of which are each comprised solely of independent Directors.  Each committee has a written charter that has been approved by the Board, which sets forth guidance on the role of the chairman of such committee and the roles and responsibilities of the committee as a whole. These committees are more fully described below:

Audit Committee Functions and Responsibilities

The principal function of the Audit Committee is to assist the Board in overseeing the areas of financial reporting and accounting integrity. The Board has determined that all members meet the independence requirements of the SEC and NYSE rules and the financial literacy requirements of the NYSE. Members of the Audit Committee may not simultaneously serve on the audit committee of more than three other public companies. The Audit Committee is currently comprised of Messrs. Wallace (Chairman), Flury, McVay and Nocchiero, and the committee met four times during 2014. All members of the Audit Committee attended each meeting. The Board has determined that Mr. Wallace and Mr. Nocchiero have the accounting or financial management expertise to be considered a “financial expert,” as defined and required by the NYSE rules and the Exchange Act. Pursuant to its charter, our Audit Committee functions in an oversight role and has the following purposes:

●	overseeing the quality, integrity and reliability of the financial statements and other financial information we provide to any governmental body or the public;

●	overseeing our compliance with legal and regulatory requirements;

●	overseeing the qualifications, independence and performance of the independent auditor;

●	overseeing the effectiveness and performance of our internal audit function;

●	overseeing our systems of internal controls regarding finance, accounting, legal compliance and ethics;

●
establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters, including the confidential, anonymous submission of concerns regarding such matters;

●	producing the Audit Committee Report for inclusion in our annual proxy statement; and

●	performing such other functions our Board may assign to the Audit Committee from time to time.

The Audit Committee oversees the accounting and auditing procedures and financial reporting practices of the Company, and is responsible for the engagement of and oversight of all audit work conducted by the Company’s independent registered public accounting firm.  The Audit Committee meets periodically, generally quarterly, with the Company’s management, internal auditor and its independent registered public accounting firm to review the Company’s financial information and systems of internal controls.  The independent registered public accounting firm reports directly to the Audit Committee and, if requested, meets with the Audit Committee in executive session without management representatives present.  The Audit Committee has the authority to investigate any matters brought to its attention and to retain outside legal, accounting or other consultants if deemed necessary.

The Audit Committee is required to pre-approve all audit, audit-related and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee approved all of the fees described in Proposal 5.

Relationship with Independent Registered Public Accounting Firm. Management is responsible for establishing and maintaining internal controls over financial reporting and for assessing the effectiveness of those controls. The independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States) and issuing reports thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.  Ernst & Young LLP, an independent registered public accounting firm, served as the Company’s independent registered public accounting firm during   2012, 2013 and 2014 and was appointed by the Audit Committee to serve in that capacity for 2015.

Compensation Committee Functions and Responsibilities

The purpose of the Compensation Committee is to establish the Company’s compensation policies and oversee the administration of our compensation program. The Compensation Committee is currently comprised of Messrs. Flury (Chairman), McVay, Wallace, Nocchiero and Trimble, and the Committee met five times during 2014. All members of the Compensation Committee attended each meeting. Consistent with the listing requirements of the NYSE, the Compensation Committee is composed entirely of independent members of the Company’s Board - each member meets the independence requirements set by the NYSE and applicable federal securities laws.  Pursuant to its charter, our Compensation Committee’s duties include the responsibility to:

●	evaluate the performance of and establish the compensation of the CEO;

●	review with the CEO the compensation for the Company’s other executive officers;

●	review incentive compensation arrangements to confirm that executive compensation does not encourage unnecessary risk taking;

●	review matters relating to management succession;

●	administer our long-term incentive plans;

●	review and discuss with the Company’s management, the Compensation Discussion and Analysis (“CD&A”);

●	produce an annual report of the Compensation Committee;

●	review and recommend to the Board compensation for non-employee Directors;

●	retain and oversee compensation consultants, including the independence of the consultants;

●	review and approve performance criteria and results for bonus and performance-based equity awards for senior executive officers and approves awards to those officers; and

●	perform such other functions as our Board may assign to the Compensation Committee from time to time.

The Committee retained the services of Meridian Compensation Partners LLC, an independent compensation consulting firm, to assist in the annual review of market and industry data to assess the Company’s competitive position with respect to each element of total compensation and to ensure the attraction, retention and appropriate reward to the Company’s CEO and other executive officers.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee has ever been employed by us, as an officer or otherwise, and none of the Company’s executive officers served as a member of the Board or Compensation Committee (or other Board committee performing similar functions or, in the absence of any such committee, the entire Board) of any other entity that has one or more of its executive officers serving on the Company’s Compensation Committee.

Nominating and Corporate Governance Committee Functions and Responsibilities

The Nominating and Corporate Governance Committee is currently comprised of Messrs. Nocchiero (Chairman), Flury, McVay, Wallace and Bob, and the committee met five times during 2014. All members of the Committee attended each meeting. Each member of the Committee meets the independence requirements of the NYSE and applicable federal securities laws. Pursuant to its charter, the Nominating and Corporate Governance Committee’s duties include the responsibility to assist the Board in:

●
identifying individuals qualified to become Board members, recommending nominees for election at the next annual meeting of stockholders, review the suitability for continued service as a director of each Board member, or otherwise filling any vacancies;

●	recommending to the Board the members and chairperson for each Board committee;

●
advising the Board and making recommendations regarding appropriate corporate governance practices and assist the Board in implementing those practices, including periodically reviewing and assessing the Company’s Corporate Governance Principles, the Company’s Code of Business Conduct and Ethics, and the various Board committee charters, and making recommendations for changes thereto to the Board;

●	overseeing the annual self-evaluation of the performance of the Board and its committees;

●	overseeing and approving plans for management continuity and succession;

●	recommending to the Board a successor to the CEO when a vacancy occurs; and

●	performing other such functions as the Board may assign to the Nominating and Corporate Governance Committee from time to time.

Director Identification and Selection. The Nominating and Corporate Governance Committee has established criteria it considers as guidelines in considering nominations to the Company’s Board and evaluates potential nominees based on the contribution such nominee’s background and skills could have upon the overall functioning and chemistry of the Board. The key criteria include:

●
level and diversity of experience and knowledge (specifically within the industry and relevant industries in which the Company operates, as well as his or her overall experience and knowledge), and an understanding and general acceptance of our current corporate strategy;

●
personal characteristics, including such matters as integrity, education, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a Director of the Company;

●	experience in corporate management, such as serving as an officer or former officer of a publicly held company, particularly within the industry and relevant industries in which the Company operates;

●	experience as a board member of another publicly held company, particularly within the industry and relevant industries in which the Company operates;

●
a candidate’s ability to work with our other directors and executives in accomplishing our objectives and representing stockholders, and the contribution such nominee’s competence, background and skills could have upon the overall functioning, collaborative spirit and chemistry of the current Board.; and

●	practical and mature business judgment.

The criteria are not exhaustive and the Nominating and Corporate Governance Committee and the Board may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board. The Nominating and Corporate Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience, while also having the requisite business and oil and gas industry experience to perform its oversight role satisfactorily for our stockholders. In making its determinations, the Committee evaluates each individual in the context of the Board as whole, with the objective of assembling a group that can best represent stockholder interests through the active, objective and constructive participation in meetings and the strategic decision-making processes. Although the Nominating and Corporate Governance Committee does not have a formal diversity policy, the Director nomination process specifically includes disclosure of the diversity provided by each candidate, and diversity is considered as part of the overall assessment of the Board’s functioning and needs. In addition to qualities of intellect, integrity and judgment, it takes into consideration diversity of personal and professional background, executive management experience, breadth of experience in the oil and natural gas E&P industry, finance, accounting, technology or law. The Nominating and Corporate Governance Committee makes its determination in the context of an assessment of the perceived needs of the Board at that point in time.

In accordance with the Company’s Certificate of Incorporation, any stockholder may nominate a person for election to the Board upon delivery of written notice to the Company of such nomination. Such notice must be sent as provided in our Certificate on or before the deadline set forth in our Certificate, and must otherwise comply with the procedures set forth in our Certificate of Incorporation. For nominations at the 2016 Annual Meeting, the Board will consider individuals identified by stockholders on the same basis as nominees identified from other sources. A submission recommending a nominee should include:

●	sufficient biographical information to allow the Nominating and Corporate Governance Committee to evaluate the potential nominee in light of the Director nomination procedures and criteria;

●	an indication as to whether the proposed nominee will meet the requirements for independence under NYSE and SEC guidelines;

●	information concerning any relationships between the potential nominee and the stockholder recommending the potential nominee; and

●	an indication of the willingness of the proposed nominee to serve if nominated and elected.

In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with proven service and a record of quality contribution to the Board and the qualifications and skills that are consistent with the Committee’s criteria for Board service are re-nominated. As to vacancies, the Committee will generally poll the Board members and members of management for recommendations. The Committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate for membership in the Board.

Strategic Planning and Reserves Committee Functions and Responsibilities

The Strategic Planning and Reserves Committee is currently comprised of Messrs. McVay (Chairman), Flury, Wallace, Nocchiero, Bob and Trimble, and the committee met four times during 2014. All members of the Committee attended each meeting during 2014. This Committee meets periodically during the year, generally prior to the scheduled quarterly Board meetings, to review the progress of the Company’s capital expenditure budget and to evaluate recent trends in the independent oil and gas industry that may have an impact on the Company’s current business strategy for the remainder of the year. The Committee shall consist of no fewer than three members of the Board. The Strategic Planning and Reserves Committee was created to oversee the responsibilities of the Board relating to strategic planning, including:

●	organizing and overseeing the Board’s participation in the development of a strategic plan, including the risk assessment and management process;

●
monitoring the implementation progress of the strategic plan, and advising the Board if additional Board action appears to be needed to assure successful implementation of the plan or if a need exists to revise the plan in the face of changing conditions or other factors;

●	assuring that management is addressing the personnel requirements for the successful implementation of the strategic plan;

●
assisting management and the Board with its oversight of the integrity of the determination of the Company’s oil, natural gas and natural gas liquids reserve estimates and the selection and performance of the Company’s independent petroleum reservoir engineering firm; and

●	performing other such functions as the Board may assign to the Strategic Planning and Reserves Committee from time to time.

Corporate Governance Matters

Corporate Governance Principles. The Board believes that sound corporate governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Board has adopted several governance documents to guide the operation and direction of the Board and its committees, which include: Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and charters for the Audit, Compensation, Nominating and Corporate Governance, and Strategic Planning and Reserves Committees. During 2014, the Company updated the Corporate Governance Guidelines and Code of Business Conduct and Ethics. Each of these documents is available on our website www.callon.com, under the “About Callon – Governance” caption, and stockholders may obtain a printed copy, free of charge, by sending a written request the Company’s Corporate Secretary. We will also promptly post on our website any amendments to these documents and any waivers from the Code of Business Conduct and Ethics for our directors and principal executive, financial and accounting officers.

Ethics. The Company’s Code of Business Conduct and Ethics sets forth the policies and expectations applicable to every Director, officer and employee. The Code addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Code meets the NYSE’s requirements for a code of business conduct and ethics, as well as the SEC’s definition of a code of ethics applicable to the Company’s senior officers. Neither the Board nor any Board committee has ever granted a waiver of the Code.

Board Risk Oversight. As an independent E&P company, we face a number of risks. Assessing and managing risk is the responsibility of the management of the Company, while our Board, as a whole and through its committees, oversees the long-term strategic direction of the Company. Our executive officers regularly attend the Board meetings and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. Other members of our management team periodically attend the Board meetings or are otherwise available to confer with the Board to the extent their expertise is required to address risk management matters. The Board realizes, however, that it is not possible or desirable to eliminate all risk and that appropriate risk-taking is essential in order to achieve the Company’s objectives.

While it is ultimately responsible for risk oversight at the Company, the Board’s four committees assist in fulfilling its oversight responsibilities in certain areas of risk. The Company’s Audit Committee, among other duties, is charged with overseeing material financial risk exposures in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Audit Committee also oversees responses to any alleged violations of the Company’s policies made by whistleblowers. The Compensation Committee reviews and attempts to mitigate risks that may result from the Company’s compensation policies in order that they do not encourage unnecessary and excessive risk taking by management. The Company’s Nominating and Corporate Governance Committee focuses on issues relating to Board and Board committee composition and assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our Directors and executive officers, and our corporate governance principals. The Strategic Planning and Reserves Committee organizes and oversees the Board’s participation in the risk assessment and management process as it relates to the development and implementation of the Company’s strategic plan and the integrity of the oil and natural gas reserve estimation reporting process and related disclosures.

The Board also believes that its risk management oversight role is facilitated by the Company’s leadership structure. By combining the positions of Chairman of the Board and CEO, the Board gains a valuable perspective that combines the operational expertise of a member of management, with the oversight focus of a member of the Board.

Communication with Directors. Stockholders may communicate with the full Board, independent Directors as a group, or individual Directors, by sending a letter in care of the Corporate Secretary at Callon Petroleum Company, P. O. Box 1287, Natchez, MS 39121. The Company’s Corporate Secretary has the authority to discard any solicitations, advertisements, or other inappropriate communications, but will forward any other mail to the named Director or group of Directors. Any mail that is directed to the full Board will be directed to Mr. Callon as Chairman of the Board and, if appropriate, forwarded to the full Board.

Executive Officers

The following table sets forth the names, ages and positions of our current executive officers:

Name	Age	Positions Held
Fred L. Callon	65	Director, Chairman of the Board, President and Chief Executive Officer
Gary A. Newberry	60	Senior Vice President, Operations
Joseph C. Gatto, Jr.	44	Senior Vice President, Chief Financial Officer and Treasurer
Jerry A. Weant	56	Vice President, Land
Mitzi P. Conn	45	Corporate Controller and Principal Accounting Officer

The following is a brief description of the background and principal occupation of each executive officer:

Fred L. Callon, Chairman of the Board of Directors, President and Chief Executive Officer. Please see above for the biography of Mr. Callon.

Gary A. Newberry joined the Company in April 2010 as Vice President – Production and Development. In September 2010, Mr. Newberry was promoted to Senior Vice President – Operations. After graduation he joined Marathon Oil Company as a Production and Drilling Engineer working in Alaska, the Gulf of Mexico, and the Rockies. He held various supervisory and management roles of increasing responsibility over production and drilling operations in the Mid-Continent, Alaska and the Permian Basin. As a Business Unit Leader, Mr. Newberry was responsible for all upstream business activity in Oklahoma, Alaska, and the Rockies and served as Marathon’s Worldwide Operations Manager. Mr. Newberry retired from Marathon Oil Company after 33 years of service. Mr. Newberry graduated from Marietta College in 1977 with a B.S. degree in Petroleum Engineering.

Joseph C. Gatto, Jr. joined the Company in April 2012 as Senior Vice President, Corporate Finance, with responsibility for our capital markets and strategic planning functions, in addition to investor relations activities. Effective March 31, 2014, Mr. Gatto was appointed Chief Financial Officer and Treasurer of the Company. Prior to joining Callon, Mr. Gatto was a Managing Director in the energy investment banking groups of Merrill Lynch & Co. and Barclays Capital from July 1997 until February 2009, with involvement in all phases of M&A and capital raising transactions for his clients. In February 2009, he founded MarchWire Capital, LLC, a financial advisory and strategic consulting firm, and subsequently served as Head of Structuring and Execution with Merrill Lynch Commodities, Inc. from January 2010 until November 2011. Mr. Gatto graduated from Cornell University with a BS degree in 1992 and The Wharton School of the University of Pennsylvania with an MBA in 1997.

Jerry Weant joined the Company in September, 2013, as Vice President, Land. Mr. Weant joined Callon from Pioneer Natural Resources, an independent oil and gas company, where he was focused on Midland Basin operations, acting as a liaison with Permian Basin asset teams and coordinating internal efforts for the assessment of horizontal drilling programs. Mr. Weant spent the first 27 years of his career working as a landman in Midland, Texas, including working for Texaco, Inc. Pogo Producing, Inc., as well as other independents. He holds a Bachelor of Business Administration/Petroleum Land Management from the University of Texas and is a Certified Professional Landman and a member of the American Association of Professional Landmen and the Permian Basin Landmen's Association.

Mitzi P. Conn joined the Company in June 1993 and has been our Corporate Controller since May 2007, and effective March 31, 2014, Mrs. Conn was also appointed Principal Accounting Officer of the Company. Prior to May 2007, she served as Assistant Controller since May 2004 and has held various other positions in finance and accounting within the Company. Prior thereto, she was a general accountant for Graham Resources, Inc. She received her B.S. degree in accounting from Southeastern Louisiana University in 1990 and is a member of the American Institute of Certified Public Accountants and the Mississippi Society of Certified Public Accountants.

PROPOSAL 2

APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION
OF THE COMPANY’S NAMED OFFICERS

The Company seeks a non-binding advisory vote from its stockholders to approve the compensation of its Named Officers, as described in this proxy statement. The Board recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Executive Compensation” section and elsewhere in this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy. The core of that philosophy has been, and continues to be, to pay our executive officers based on our performance and tying a significant portion of executive pay to the achievement of long-term value for stockholders.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to the Named Officers is reasonable and not excessive. As you consider this Proposal 2, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation. Further, in determining whether to approve this proposal, we believe that stockholders should also consider the following:

●	Independent Compensation Committee. Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent Directors. The Compensation Committee meets in executive session, without executive officers present, in determining annual compensation. The Compensation Committee receives data, analysis and input from a compensation consultant that is independent of management and free of conflicts of interest with the Company.

●	Performance-Based Incentive Compensation. The Company’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company’s strategic direction and achieve the annual and long-term performance necessary to create stockholder value. The program also seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. The Company’s practice of targeting the median in compensation and placing a significant portion of each Named Officer’s compensation at risk demonstrates its pay-for-performance philosophy.

●	Elimination of Tax Gross-ups. Started in 2011, executive officers are not eligible for a tax related gross-up on any element of current and future compensation.

●	“Double Trigger” Severance Agreements with Fixed Term. Callon’s change in control severance agreements with executive officers require an actual or constructive termination of employment before benefits are paid following any change in control.

●	Long-Term Incentive Plans. Our long-term incentive plans generally include three-year minimum vesting periods for time-based awards, and prohibit repricing or exchange of outstanding option awards.

●	Stock Ownership Guidelines. Each of the Named Officers has been granted significant equity to provide him a stake in the Company’s long-term success. The Company also has significant stock ownership guidelines applicable to its senior executives. The Company believes that this “tone at the top” guides the Company’s other officers and management personnel to obtain and maintain meaningful ownership stakes in the Company.

In light of the above, the Company believes that the compensation of its Named Officers for 2014 was appropriate and reasonable, and that its compensation programs and practices are sound and in the best interests of the Company and its stockholders. Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation paid to Callon’s Named Officers, as disclosed in Callon’s 2015 proxy statement (including the Compensation Discussion and Analysis, the compensation tables and related footnotes and narrative disclosures), is hereby approved.”

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of the Named Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Although this vote is advisory and is not binding on the Board, the Compensation Committee of the Board values the input and views of the Company’s stockholders and will take into account the outcome of the vote in connection with their evaluation of future executive compensation policies and decisions. For a review of the results of the previous years’ vote, which reflects overwhelming validation from our stockholders of our pay philosophy and approach, please see the Role of Stockholder Say-on-Pay Advisory Vote summary in the CD&A section.

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve this resolution on a non-binding basis. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect as a vote cast against the proposal. Broker non-votes will not be counted as shares present and entitled to vote, and so will have no effect upon the outcome of the vote. Lone Star Value Management has agreed to vote its shares as recommended by Institutional Shareholder Services with respect to the forgoing “say-on-pay” resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THIS RESOLUTION.

PROPOSAL 3

APPROVAL OF THE FIRST AMENDMENT TO THE 2011 OMNIBUS INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES

At the 2011 Annual Meeting, stockholders voted and approved adoption and ratification of the Callon Petroleum Company 2011 Omnibus Incentive Plan, which authorized the Board to award grants at any time following the effective date of that 2011 Plan. The 2011 Plan provided for a total of 2,300,000 shares, plus all shares that are available for awards under the Company’s prior stock incentive plans that were not reserved for outstanding awards that were granted under the prior plans, which at the time represented 789,095 remaining shares.

Conditioned on and subject to obtaining stockholder approval, the Compensation Committee of the Board approved the First Amendment of the 2011 Plan (as set forth in Annex A to this proxy statement) to: (i) increase the number of authorized shares that can be awarded to the officers and employees and consultants of the Company or any of its subsidiaries and any nonemployee director of the Company under the plan by an additional 2,000,000 shares (from 2,300,000 shares to 4,300,000 shares); (ii) adopt a “double trigger,” meaning that, in the event of a Company change in control, early vesting or payment occurs only if a change in control occurs and the executive’s employment is terminated or constructively terminated; and (iii) eliminate the adding back of terminated options and stock appreciation rights (“SAR”) shares for future grants.

Current Request to Increase the Share Reserve
Awards under the 2011 Plan are a major component of our long-term incentive program for our employees and members of our Board. As noted in the “Compensation Discussion and Analysis,” we recognize that having an ownership interest in the Company is critical to aligning the financial interests of our employees and stockholders. In order to ensure that shares of our common stock continue to be available for future awards, in March 2015, the Compensation Committee of the Board approved an amendment to the 2011 Plan, subject to obtaining stockholder approval.

The Compensation Committee believes it is important to authorize an additional 2,000,000 shares for grant under the 2011 Plan. In this proxy statement, we refer to any grant under the 2011 Plan as an “award.” As of December 31, 2015, approximately 3,078,446 shares had been issued under the 2011 Plan, 1,440,400 shares were subject to awards outstanding under the 2011 Plan, and 1,286,200 shares were available for future awards. We do not believe that this amount is sufficient to meet the Company’s anticipated grants of awards through the date of our 2016 Annual Meeting of Stockholders.

If stockholders do not approve the amendment to the 2011 Plan, the 2011 Plan will remain in effect; however, we anticipate the shares available for equity-based compensation will be quickly depleted, and we will lose our ability to use equity as a compensation tool. Based on the Compensation Committee's historical practice, the Compensation Committee anticipates that the additional shares requested will enable the Company to maintain its current equity compensation program for at least three years, accommodating anticipated grants related to the hiring, retention and promotion of employees. In 2012, 2013 and 2014, the number of shares of common stock underlying equity awards granted (including stock options, shares of restricted stock and restricted stock units) was approximately 1,007,109, 944,409 and 333,468, respectively. The Compensation Committee expects to continue to grant awards under the 2011 Plan consistent with the Company’s historical share utilization rates. In its determination to approve the amendment of the 2011 Plan, the Compensation Committee reviewed the burn rate, dilution and overhang metrics disclosed below, peer group market practices and trends, and the costs associated with the addition of authorized shares to the 2011 Plan, including the estimated stockholder value transfer cost.

Term and Amendment
The 2011 Plan will terminate on May 12, 2021, unless sooner terminated by the Board, except with respect to awards then outstanding. We do not have an evergreen provision, which allows for automatic replenishment of available shares to the 2011 Plan, without stockholder approval. The Board may amend the 2011 Plan at any time, except that: (1) the Board must obtain stockholder approval to make any amendment that would increase the total number of shares reserved for issuance (except for adjustments necessary to reflect changes in capitalization), materially modify eligibility requirements, materially increase the benefits accruing to participants resulting in the repricing of awards already issued, materially extend the term of the plan, or increase the maximum number of shares covered by awards to Named Officers, and (2) certain amendments are altogether prohibited (e.g., any amendment that would impair a participant’s vested rights).

Additional Plan Amendments

In addition to the increase in the number of authorized shares, we are also seeking approval to make minor amendments to the 2011 Plan. Currently, the 2011 Plan provides that upon a change in control and termination of a participant’s employment, that unless provided otherwise in the applicable award agreement, all outstanding awards will become 100% vested, free of all restrictions, immediately and fully exercisable, and deemed earned in full and payable as of the day immediately preceding the change in control. The amendment proposes that, similar to provisions in the Severance Compensation Agreements between the Company and the Named Officers, a “double trigger” be adopted, meaning that, in the event of a Company change in control, early vesting or payment occurs only if a change in control occurs and the executive’s employment is involuntarily terminated without cause.

Currently, the 2011 Plan provides that any shares: (1) withheld, surrendered or tendered in payment of the exercise price of an option, (2) tendered or withheld in order to satisfy tax withholding obligations associated with the exercise to an option or settlement of an award, or (3) that were not issued upon the exercise of a share-settled SAR, shall become available for future grants of awards under the Plan. In addition to the foregoing, we are seeking shareholder approval to amend the 2011 Plan to prohibit shares from becoming available for future grants under the Plan under the following circumstances:

●	Shares withheld by the Company or tendered by the Participant in payment of an option’s or SAR’s exercise price;

●	Shares withheld by the Company or tendered by the Participant to satisfy tax withholding obligations related to an outstanding option or SAR;

●	Shares of common stock subject to a SAR that are not actually issued in connection with its common stock settlement on exercise thereof; and

●	Shares that are repurchased by the Company with stock option proceeds.

The 2011 Plan would still provide that any shares tendered or withheld in order to satisfy tax withholding obligations associated with the settlement of an award (other than an option or SAR award), shall again become available for grants under the Plan. We believe that these are positive revisions, which are beneficial to stockholders.

Other than the proposed increase in authorized shares, these are the only material amendments to the 2011 Plan, as all other terms will remain unchanged.

The Importance of Equity Compensation

The Compensation Committee strongly believes that granting equity awards motivates employees to think and act like owners, rewarding them when value is created for our stockholders and that the approval of the amendment of the 2011 Plan is important to our continued success. Our employees and non-employee directors are some of our most valuable assets. Awards such as those provided under the 2011 Plan are vital to our ability to attract and retain outstanding and highly skilled employees in the competitive labor markets in which we must compete. The 2011 Plan is designed to offer equity-based incentive awards and cash incentives to our employees, thereby providing a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company. The Compensation Committee believes that amendment of the 2011 Plan will provide it flexibility to continue to issue equity compensation in the future to:

●	Attract and retain the services of key employees, nonemployee directors and consultants who can contribute to our success;

●	Align the interests of our key employees and nonemployee directors with the interests of our stockholders through certain incentives whose value is based upon the performance of our common stock;

●	Motivate key employees to achieve our strategic business objectives; and

●	Provide a long-term equity incentive program that is competitive with our peer companies.

The 2011 Plan is broad-based and designed, as a general matter, to grant equity awards on an annual basis to a majority of the Company’s employees, although future grant awards and grant recipients have not been determined. Therefore, the number, amount and type of awards to be received by or allocated to eligible persons in the future under the 2011 Plan cannot be determined at this time. Our Named Officers who are current employees of the Company and our nonemployee directors will be eligible to receive awards under the amendment of the 2011 Plan and therefore have an interest in this proposal. In the event that the amendment of the 2011 Plan is not approved by our stockholders, the 2011 Plan, which has been previously approved by our stockholders, will continue to be in full force in accordance with its terms.

Key Historical Equity Metrics
Approval of the amendment of the 2011 Plan will enable us to compete effectively in the competitive market for employee talent over the coming years, while maintaining reasonable burn rates and overhang.

●	Our three-year average burn rate is 1.88%.

●	The following table shows how the key equity metrics have changed over the past three fiscal years under the 2011 Plan:

	Key Equity Metrics	2014	2013	2012	3-Year Average
	Shares subject to awards granted (1)	333,470	944,400	1,007,000	761,623
	Gross burn rate (2)	0.74%	2.35%	2.55%	1.88%
	Net burn rate (3)	0.60%	1.76%	2.10%	1.49%
	Dilution (4)	5.49%	8.69%	10.13%	8.10%
	Overhang (5)	3.44%	5.74%	5.93%	5.04%

(1) Reflects total number of shares subject to equity awards granted during the fiscal year and excludes any cancelled or forfeited equity awards. Performance-based RSUs are excluded from this calculation in the year they are granted and included in the year that they vest.
(2) Gross burn rate is calculated by dividing the total number of shares subject to equity awards granted during the fiscal year by the total weighted-average number of shares outstanding during the period, and excludes any cancelled or forfeited equity awards.
(3) Net burn rate is calculated by dividing the total number of shares subject to equity awards granted during the fiscal year by the total weighted-average number of shares outstanding during the period, and takes into account any cancelled or forfeited equity awards.
(4) Dilution is calculated by dividing the sum of (x) the number of shares subject to equity awards outstanding at the end of the fiscal year and (y) the number of shares available for future grants, by the number of shares outstanding at the end of the fiscal year.
(5) Overhang is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year.

The last reported sales price for our common stock on the NYSE on March 27, 2015 was $7.61 per share.

Copies of the 2011 Plan as filed with the SEC may be obtained through the SEC’s website at www.sec.gov. The 2011 Plan appears as Exhibit A to the Company’s proxy statement filed March 21, 2011. A copy may also be obtained, without charge, by writing to the Company at P. O. Box 1287, Natchez, MS 39121, Attention: Corporate Secretary.

Description of the 2011 Omnibus Incentive Plan

The following is a summary of the principal features of the 2011 Plan and its operation, as currently in effect and without taking into account the amendments described above (unless noted).

Administration.  The 2011 Plan is administered by the Compensation Committee (“Committee”) appointed by the Board.  Subject to the terms of the 2011 Plan, the Committee has the power to select the persons eligible to receive awards, the type and amount of incentive awards to be awarded, and the terms and conditions of such awards.  To the extent permitted by applicable law, the Committee may delegate its authority under the 2011 Plan to officers or other employees of the Company.  The Committee also has the authority to interpret the 2011 Plan and establish, amend or waive rules necessary or appropriate for the administration of the 2011 Plan.

Eligibility.  Any employee, non-employee director (“Nonemployee Director”), or third-party service provider of the Company who, in the opinion of the Committee, is in a position to contribute to the growth, development or financial success of the Company is eligible to participate in the 2011 Plan.  Any type of award under the 2011 Plan may be granted to employees, and any type of award other than an incentive stock option as described in Section 422 of the U.S. Internal Revenue Code (the “Code”), may be granted to consultants or Non-employee Directors of the Company. In any calendar year, no participant may be granted (in the case of stock options and SARs), or have vested (in the case of restricted stock awards, restricted stock unit awards, performance-based awards or other stock-based awards), awards relating to more than 1,000,000 shares.  The maximum aggregate amount that may be paid under a performance-based award payable in cash is $10 million, as determined as of the date of payout.  These limitations will be construed and administered, so as to comply with the performance-based exception to Code Section 162(m).

Shares Subject to the 2011 Plan.  Any shares subject to an award under the 2011 Plan that: (a) terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares, (b) are settled in cash in lieu of shares, or (c) are exchanged with the Committee’s permission, prior to the issuance of shares, for awards not involving shares, will again be available immediately for grants under the 2011 Plan.  Any shares (i) withheld, surrendered or tendered in payment of the exercise price of an option or SAR, (ii) tendered or withheld in order to satisfy tax withholding obligations associated with the exercise of an option or SAR, (iii) that were subject to a share-settled SAR and were not issued upon the exercise of such SAR, or (iv) repurchased by the Company with stock option proceeds will not become available for future grants under the 2011 Plan.  Any shares related to an award granted under any Prior Plan (defined below) that, after the Effective Date (defined below), (1) terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares, are settled in cash in lieu of shares, or (2) are exchanged with the Committee’s permission, prior to the issuance of shares, for awards not involving shares, will again be available for grants under this 2011 Plan.  Any shares (i) withheld, surrendered or tendered in payment of the exercise price of an option or SAR granted under the Prior Plans, (ii) tendered or withheld in order to satisfy tax withholding obligations associated with the exercise of an option or SAR under the Prior Plan, (iii) that were subject to a share-settled SAR granted under the Prior Plan and were not issued upon the exercise of such SAR, or (iv) repurchased by the Company with stock option proceeds will not become available for future grants under the 2011 Plan.

The term “Prior Plan” means each of the Callon Petroleum Company 1994 Stock Incentive Plan, the Callon Petroleum Company 1996 Stock Incentive Plan, the Callon Petroleum Company 2002 Stock Incentive Plan, the Callon Petroleum Company 2006 Stock Incentive Plan, and the Callon Petroleum Company 2009 Stock Incentive Plan. Subject to adjustment as provided under the 2011 Plan, the aggregate number of shares of our common stock that may be awarded under the 2011 Plan, if not amended in accordance with the First Amendment, shall be equal to the sum of 2,300,000 shares, plus a number of shares equal to the number of shares under the Prior Plans that are not reserved for outstanding stock options and other types of stock incentive awards which were granted under the Prior Plans before May 12, 2011, which was the effective date of the adoption of the 2011 Plan (the “Effective Date”).  Shares under the Prior Plan that were not reserved for stock awards granted under the Prior Plan shall not be available for grants of any future awards under the Prior Plan on or after the Effective Date.

The maximum number of shares deliverable pursuant to awards granted under the 2011 Plan is subject to adjustment by the Committee in the event of certain dilutive changes in the number of outstanding shares.  Under the 2011 Plan, the Company may issue authorized, but unissued shares, treasury shares, or shares purchased by the Company on the open market or otherwise.

Transferability.  Rights under any award may not be transferred except by will or the laws of descent and distribution or a qualified domestic relations order. However, the Committee may, in its sole discretion, authorize in the applicable award agreement the transfer, without consideration, of all or a portion of a non-statutory stock option from a participant to one or more family members, and to an entity owned by or for the benefit of one or more family members.

Amendment of the 2011 Plan.  The Board has the power and authority to terminate or amend the 2011 Plan at any time; provided, however, the Board may not, without the approval of shareholders:

●	other than as a result of a dilutive event, increase the maximum number of shares which may be issued under the 2011 Plan;

●	amend the requirements as to the class of employees eligible to purchase common shares under the 2011 Plan;

●	extend the term of the 2011 Plan; or

●	increase the maximum limits on awards to covered employees as set for compliance with Code Section 162(m) or applicable regulations thereunder.

In addition, to the extent that the Committee determines that the listing requirements of any national securities exchange or quotation system on which the Company’s common shares are then listed or quoted, or the Code or regulations thereunder, require shareholder approval in order to maintain compliance with such listing requirements or to maintain any favorable tax advantages or qualifications, then the 2011 Plan will not be amended without approval of the Company’s shareholders. In addition, no amendment to the 2011 Plan may adversely affect any rights of a holder of an outstanding award under the 2011 Plan without obtaining such holder’s consent.

Change in Control. Unless otherwise determined by the Committee in its sole discretion and provided in the applicable award agreement, in the event a Participant incurs an involuntary termination of service without cause within twenty-four (24) months from the date of a change in control, all outstanding awards will become 100% vested, free of all restrictions, immediately and fully exercisable, provided that a Participant’s then-outstanding unvested awards, other than Options and SARs, as to which vesting depends upon the satisfaction of one or more performance conditions shall immediately vest as if target performance was achieved and shall be settled pro rata.  A “change in control” of the Company generally means the occurrence of any one or more of the following events:

●	the acquisition by any individual, entity or group of beneficial ownership of 30% or more of the Company’s common shares or combined voting power;

●	individuals who constitute the Board as of the Effective Date, or successors to such members approved by the Board, cease for any reason to constitute at least a majority of the Board; or

●	the consolidation, merger or the sale or other disposition of at least 40% of the assets of the Company.

Award Agreements and Term.  All awards under the 2011 Plan will be authorized by the Committee and evidenced by an award agreement between the Company and the participant setting forth the type of incentive being granted, the vesting schedule, and other terms and conditions of exercisability.

Types of Awards Available under the 2011 Plan.  Non-qualified stock options, incentive stock options, SARs, restricted stock awards, restricted stock units, and other stock-based awards are available for incentive awards under the 2011 Plan.

Stock Options.  A grant of a stock option entitles a participant to purchase from the Company a specified number of common shares at a specified price per share.  In the discretion of the Committee, stock options may be granted as either (i) a non-statutory stock options or (ii) an incentive stock option as described in Code Section 422 (an “ISO”), but ISOs may only be granted to employees of the Company.  The aggregate fair market value of the common shares with respect to which ISOs become first exercisable by any participant during any calendar year cannot exceed $100,000.

No ISOs may be exercisable for more than ten (10) years from the date of grant, or, in the case of an ISO granted to an employee who owns or is deemed to own more than ten percent (10%) of the Company’s common shares, five (5) years from the date of grant.  In no event, however, may an ISO be granted after the expiration of ten (10) years from the Effective Date of the 2011 Plan.

For a non-statutory stock option or an ISO, the exercise price per common share, must be at least equal to the fair market value of the Company’s common shares on the date of grant, or, in the case of an employee who owns or is deemed to own more than ten percent (10%) of the Company’s common shares, the exercise price per common share of an ISO must be one hundred ten percent (110%) of the fair market value of the Company’s common shares on the grant date.  The total exercise price for common shares acquired on exercise of a stock option may be paid in cash, or, if approved by the Committee, the withholding of shares that would otherwise be issuable upon exercise, and equal in value to the exercise price of the stock option.  Each non-statutory stock option will vest over a three-year service period or such longer period as determined by the Committee in its discretion and as set forth in the applicable award agreement.

Stock Appreciation Rights (“SARs”).  The grant of a SAR provides the holder with the right to receive a “spread” equal to the excess of the fair market value of the number of common shares subject to the SAR on the date it is exercised over a SAR exercise price specified in the award agreement. The spread is paid in cash or shares, or in a combination of both as provided in the award agreement. The SAR price specified in an award agreement must be at least equal to the fair market value of the Company’s common shares on the grant date of the SAR. The term of each SAR is determined by the Committee and set forth in the award agreement.

Restricted Stock Award (“RSA”).  A grant of a RSA is an award of common shares subject to restrictions or limitations set forth in the 2011 Plan and in the related award agreement.  The award agreement for a RSA will specify the time or times within which such award may be subject to forfeiture and any performance goals, which must be met in order to remove any restrictions on such award.  Except for the limitations on transfer or other limitations as set forth in the RSA agreement, holders of restricted stock have all of the rights of a shareholder of the Company including, if provided in the award agreement, the right to vote the shares and to receive any dividends thereon. Each grant of a RSA will vest over a three-year service period or such longer period as determined by the Committee in its discretion and as set forth in the applicable award agreement.

Restricted Stock Units (“RSUs”).  RSUs may be granted to participants in such number, and upon such terms, and at any time and from time to time as will be determined by the Committee, in its discretion.  A grant of RSUs will not represent the grant of shares, but will represent a promise to deliver a corresponding number of shares based upon the completion of service, performance conditions, or such other terms and conditions as specified in the applicable award agreement over the restriction period.  A participant will have no voting rights with respect to any RSUs or to the shares corresponding to any such RSUs.  A grant of RSUs may vest at any rate over a three-year service period or such longer period as determined by the Committee in its discretion.

Performance Criteria.  The performance criteria are the performance and business measures that the Committee may select from when granting an award to a participant under the 2011 Plan that is intended to qualify as performance-based for purposes of Code Section 162(m).  The performance criteria are set out in the 2011 Plan.

Performance Shares.  Performance shares may be granted to participants in such number, and upon such terms and at any time and from time to time, as will be determined by the Committee in its discretion.  Each performance share will have an initial value equal to the fair market value of a share on the grant date.  The Committee will set performance measures, in its discretion, which, depending on the extent to which they are met over the specified performance period, will determine the number of performance shares that will be paid to a participant.  In addition to the performance criteria applicable to the performance-based award, each performance share will be subject to a one-year service period or such longer period as determined by the Committee in its discretion, and as set forth in the award agreement.

Performance Units.  Performance units may be granted to a participant in such number, and upon such terms and at any time and from time to time as will be determined by the Committee in its discretion.  Each performance unit will have an initial notional value equal to a dollar amount determined by the Committee, in its discretion.  The Committee will set performance measures in its discretion that, depending on the extent to which they are met over the specified performance period, will determine the number of performance units that will be settled and paid to the participant.  In addition to the performance measures applicable to the performance-based award, each performance unit will be subject to a one-year service period or such longer period as determined by the Committee, in its discretion, and as set forth in the award agreement.

Other Stock-Based Awards and Cash-Based Awards.  The Committee may grant other stock-based awards not otherwise described by the terms of the 2011 Plan, including the grant or offer for sale of unrestricted shares, in such amounts and subject to such terms and conditions, as the Committee will determine in its discretion.  Such awards may involve the transfer of actual shares to participants, or payment in cash or otherwise of amounts based on the value of shares.  The Committee, at any time and from time to time, may grant cash-based awards to a participant in such amounts and upon such terms as the Committee will determine in its discretion.  Payment, if any, with respect to cash-based awards and other stock-based award will be made in accordance with the terms of the applicable award agreement, in cash, in shares or in a combination of both, as determined by the Committee in its discretion and set out in the award agreement.  The Committee may also specify any performance criteria for vesting and payment of the award.

Nonemployee Director Awards.  The Board will determine and approve all awards to Nonemployee Directors.  The Board may permit a Nonemployee Director with an opportunity to receive an award in lieu of payment of all or a portion of future Director fees (including but not limited to cash retainer fees and meeting fees) or other types of Awards pursuant to such terms and conditions as the Board or Committee may prescribe and set forth in an applicable sub-plan or award agreement.

Termination of Employment, Death, Disability and Retirement.  Unless otherwise provided in an award agreement, upon the termination of a participant’s employment, the non-vested portions of all outstanding awards will terminate immediately.  Subject to different provisions in an award agreement, the period during which vested awards may be exercised following a termination of employment are described below:

(a)	If a participant’s employment is terminated for any reason other than as a result of death, disability, retirement or for cause, the vested portion of such award is exercisable until the earlier of (1) the expiration date set forth in the applicable award agreement or (2) three months after the date of termination of employment.

(b)	In the event of the termination of participant’s employment for cause, all vested awards immediately expire.

(c)	Upon a participant’s retirement, any vested award will expire on the earlier of (1) the expiration date set forth in the award agreement for such award or (2) one (1) year after the date of retirement (three (3) months in the case of incentive stock options).

(d)	Upon the death or disability of a participant, any vested award will expire on the earlier of (1) the expiration date set forth in the award agreement or (2) the one (1) year anniversary date of the participant’s death or disability.

Similar provisions apply to awards granted to Nonemployee Directors or to third-party service providers upon their separation from service with the Company and its affiliates.

FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain U.S. federal income tax consequences relating to the types of incentive awards available under the 2011 Plan.  This summary does not purport to address all aspects of U.S. federal income taxation and does not describe state, local, or foreign tax consequences.  This discussion is based upon provisions of the Code and the Treasury Regulations issued thereunder, and relevant judicial and administrative interpretations under the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or to different interpretations.  This information may not be applicable to participants who are not subject to United States federal income tax and it is not intended to provide tax advice to any specific participant.

Stock Options, SARs, RSAs, RSUs, and Other Stock-Based Awards.  A participant generally is not required to recognize income on the grant of a stock option, stock appreciation right, restricted stock award, restricted stock unit award, or other stock-based award.  Instead, ordinary income generally is required to be recognized on the date the stock option or SAR is exercised (but see ISO discussion below), or in the case of an RSA, RSU or other stock-based award, upon the issuance of shares and/or the payment of cash pursuant to the terms of the award when it vests (subject to the RSA discussion below).  In general, the amount of ordinary income required to be recognized is: (a) in the case of an option, an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price; (b) in the case of a SAR, the fair market value of any shares or cash received upon exercise; and (c) in the case of an RSA, RSU or other stock-based award, the amount of cash and/or the then fair market value of any shares received in respect thereof (but see Code Section 83(b) election discussion in the RSA section below).

Incentive Stock Options.  ISOs granted under the 2011 Plan are intended to meet the definitional requirements of Code Section 422.  A participant receiving a grant of ISOs will not recognize income and the Company will not be allowed a tax deduction at the time the ISO is granted.  When a participant exercises an ISO while employed by the Company or its subsidiary, or within the three-month (one year for disability) period after termination of employment, no ordinary income will be recognized by the participant at that time (and no deduction will be allowed to the Company), but the excess of the fair market value of the shares acquired upon such exercise over the option price will be taken into account in determining the participant’s alternative minimum taxable income for purposes of the federal alternative minimum tax applicable to individuals.  If the shares acquired upon exercise of the ISO are not disposed of before (i) two years after the date of grant and (ii) one year after the date of transfer of the shares to the participant (i.e., the statutory holding periods), the excess of the sale proceeds over the aggregate option price of such shares will be long-term capital gain, and the Company will not be entitled to any federal income tax deduction. Except in the event of death, if the shares are disposed of prior to the expiration of the statutory holding periods (referred to as a “Disqualifying Disposition”), the excess of the fair market value of such shares at the time of exercise over the aggregate option price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if sustained, would be recognized) will be ordinary income at the time of such Disqualifying Disposition (and the Company or its subsidiary will be entitled to a federal tax deduction in a like amount), and the balance of the gain, if any, will be capital gain (short-term or long-term depending upon whether the participant held the shares for more than one (1) year following the exercise of the option).  To the extent that the aggregate fair market value of stock (determined on the date of grant) with respect to which ISOs become exercisable for the first time during any calendar year exceeds $100,000, such excess options will be treated as non-statutory options.

Payment Using Shares.  If a participant pays the exercise price of a non-statutory stock option or an ISO with previously owned common stock of the Company and the transaction is not a Disqualifying Disposition, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange.  The shares received in excess of the number surrendered will not be taxable if an ISO is being exercised, but will be taxable as ordinary income to the extent of their fair market value if a non-statutory stock option is being exercised.  The participant does not recognize income and the Company receives no deduction as a result of the tax-free portion of the exchange transaction.  If the use of previously acquired shares from the exercise of an ISO to pay the exercise price of another ISO constitutes a Disqualifying Disposition, the tax results described in the preceding paragraph will apply.  The income treatment will apply to the shares disposed of, but will not affect the favorable tax treatment of the shares received.

Restricted Stock Award.  A participant receiving a grant of a RSA will not recognize income, and the Company will not be allowed a tax deduction at the time such award is granted, unless the participant makes the election described below with respect to the RSA. When a RSA vests or otherwise ceases to be subject to a substantial risk of forfeiture, the excess of the fair market value of the stock subject to the RSA on its vesting date or the cessation of the substantial risk of forfeiture over the amount paid, if any, by the participant for the award will be ordinary income to the participant and claimed as a deduction for federal income tax purposes by the Company.  Upon disposition of the shares received upon vesting of the RSA, the gain or loss recognized by the participant will be treated as capital gain or loss, and the capital gain or loss will be short-term or long-term depending upon whether the participant held the shares for more than one year following the vesting or cessation of the substantial risk of forfeiture.  However, if the participant files a Code Section 83(b) election with the Internal Revenue Service within 30 days after the grant date of a RSA, the participant’s ordinary income and commencement of the holding period and the Company’s deduction will be determined as of the grant date.  In such a case, the amount of ordinary income recognized by such participant and deductible by the Company will be equal to the excess of the fair market value of the stock subject to the RSA as of its grant date over the amount paid, if any, by the participant for the stock.  If a Code Section 83(b) election is made and the participant thereafter forfeits the RSA, no refund or deduction will be allowed for the amount previously included in the participant’s income.

Code Section 409A.  Section 409A applies to certain plans providing deferred compensation to employees, directors, consultants and other service providers, and potentially could apply to certain of the different types of incentive awards available under the 2011 Plan.  Generally, to the extent that deferrals of these awards fail to meet applicable requirements under Section 409A, such awards will be subject to taxation and tax penalties unless the requirements of Section 409A are satisfied.  It is the intent of the Company that awards under the 2011 Plan will be structured and administered in a manner that either complies with or is exempt from the requirements of Section 409A.  If any provision of the 2011 Plan or an award granted under the Plan would result in the imposition of a tax or penalty under Section 409A (and related regulations and Treasury pronouncements), that provision or award may be reformed to the extent permitted under Section 409A to avoid imposition of the tax or penalty.  No action taken to comply with Section 409A, or an exemption thereunder, shall be deemed to adversely affect the Participant’s rights to the award.

Gain or Loss on Sale or Exchange of Shares.  In general, gain or loss from the sale or exchange of shares granted or awarded under the 2011 Plan will be treated as capital gain or loss, provided that the shares are held as capital assets by or on behalf of the participant at the time of the sale or exchange.

Tax Withholding.  Awards under the 2011 Plan may be subject to tax withholding.  When an award results in income subject to withholding, the Company may require the participant to remit the cash withholding amount to the Company or cause shares of the Company’s stock to be withheld from issuance to the participant or sold in order to satisfy the tax withholding obligations.  Because the tax withholding requirement applies only to employees, a nonemployee participating in the 2011 Plan (for example, a Nonemployee Director) is not subject to tax withholding.

Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, because the Company is a publicly-held corporation, Code Section 162(m) limits its ability to deduct compensation paid to certain of its executive officers in excess of $1 million annually per executive officer.  One of the exceptions relates to certain performance-based compensation, provided the performance criteria for such compensation have been approved by the Company’s shareholders and certain other requirements are met.  The Company believes that the stock options, SARs, RSUs, and other performance-based awards that it may grant under the 2011 Plan to its executive officers will be eligible to qualify for the performance-based compensation exception to Section 162(m).

Parachute Payments.  Under the so-called “golden parachute” provisions of Code Section 280G, the accelerated vesting of options and benefits paid under other awards in connection with a change of control of a corporation, as described under Section 280G, may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change of control, in excess of certain dollar limits under Section 280G.  If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20 percent federal tax and may be nondeductible to the corporation.  If a participant’s rights under the 2011 Plan are accelerated as a result of a change of control and the individual is a “disqualified individual” under Section 280G, the value of any accelerated rights received by such participant may be included in determining whether the participant received an “excess parachute payment” under Section 280G.

ERISA.  The Company believes that the 2011 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).  Also, the 2011 Plan is not a qualified plan under Code Section 401(a).

Equity Compensation Plan Information

The following table summarizes, as of December 31, 2014, the indicated information regarding the 2011 Plan (number of securities in thousands).

Plan Category	Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price per share of outstanding options, warrants and rights	Securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	15	$ 13.71	1,132(1)
Equity compensation plans not approved by security holders	15	$ 14.37	—
Total	30	$ 14.04	1,132

(1)	Includes 1,132,000 shares remaining available for issuance under the 2011 Plan.

The Board supports management’s belief that the approval of the proposal to increase the number of shares of the Company’s common stock that may be issued for awards under the 2011 Plan will contribute to the continuation of the Company’s history of employee and director longevity, as the Company’s stock compensation plans have done in the past. A majority of the votes cast is required to approve this Proposal 3. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote. Abstentions will have the same effect as votes against the proposal, but broker non-votes will not be deemed votes cast, and so will not affect the outcome of the voting on the proposal. Lone Star Value Management has agreed to vote its shares as recommended by Institutional Shareholder Services with respect to the approval of the amendments to the 2011 Plan.

“RESOLVED, that the First Amendment to the Callon Petroleum Company 2011 Omnibus Incentive Plan, as set forth in Annex A to Callon’s 2015 proxy statement, is hereby approved.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE FIRST AMENDMENT TO THE 2011 OMNIBUS INCENTIVE PLAN.

PROPOSAL 4

AMENDMENT TO ARTICLE FOUR OF THE COMPANY’S CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY FROM 110 MILLION SHARES TO
150 MILLION SHARES

Proposed Amendment to Certificate of Incorporation

The Board has adopted a resolution approving and recommending to the stockholders for their approval a proposal to amend Article Four of the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 110 million shares to 150 million shares (the “Article Four Amendment”).

The form of the Article Four Amendment is as follows:

The first sentence of Article Four is hereby amended and restated to be read in its entirety as follows:

“The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be 150,000,000 shares of Common Stock, par value $.01 per share, and 2,500,000 shares of Preferred Stock, par value $.01 per share.”

Background and Reasons for Increasing the Authorized Shares of Common Stock

The Company has significantly grown its onshore asset base over the past five years and is seeking the approval of additional authorized shares of Common Stock in order to provide flexibility to meet the demands of future growth and other corporate obligations. As the current capitalization table below indicates, there are only 199,081 shares currently available for issuance in conducting business and to accommodate possible equity demands in the future. The Company feels that this is a small operating margin, and it is prudent and good business practice to have an adequate amount of Common Stock available in order to be in a position to take advantage of potential growth opportunities that might arise.

The Board concurs with this assessment, and believes that the recommended increase in the number of authorized shares of Common Stock is warranted and will give the Company the financial flexibility to timely meet the future equity capital requirements of its business. If the Certificate of Incorporation is amended, the additional shares would be available for possible acquisitions requiring equity as consideration, equity issuance in capital markets transactions, stock incentive plans, the reservation related to the Series A Preferred Stock (as described below), and for any other proper general corporate purpose. The Company has no present plans, agreements or understandings for the issuance of any of the additional shares to be authorized by the proposed amendment. There will be no increase to the number of authorized preferred stock.

Capitalization Tables

The Company has outstanding 1,578,948 shares of a Series A Cumulative Preferred Stock (“Series A Preferred Stock”) with a total liquidation value of $79 million. The Series A Preferred Stock provides that upon a change of control, generally defined as the acquisition of 50% of the Company’s Common Stock by a Person or group of persons and following the acquisition, neither the Company nor the surviving entity has a class of common securities listed on a national securities exchange) (“Change of Control”), the Company may make a cash offer to purchase the Series A Preferred Stock within 120 days following the Change of Control for the liquidation value plus accrued dividends. The Series A Preferred Stock further provides that if Callon does not elect (or is unable) to purchase the Series A Preferred Stock for cash, the holders of the Series A Preferred Stock may convert the liquidation value of their holdings into shares of Common Stock at the then current market price of common stock, but in no event more, in the aggregate, than 42,331,046 shares of common stock.

Currently, the Company’s authorized capital stock consists of 110,000,000 shares of Common Stock and 2,500,000 shares of Preferred Stock. The Company has 65,931,941 shares of Common Stock outstanding and an additional 43,868,978 shares reserved for issuance upon vesting or exercise of restricted stock, stock options and the Limited Conversion Rights of the Series A Preferred Stock. The following table depicts the authorized capital stock of the Company as of the Record Date prior to the amendment of the Certificate of Incorporation and assuming the proposed amendment to the Certificate of Incorporation is adopted by the stockholders:

Current

Total authorized	110,000,000
Less:
Total shares outstanding	65,931,941
Reserved for issuance upon exercise of outstanding stock options	30,000
Reserved for issuance upon vesting of outstanding equity awards & 401(k) Plan	1,507,932
Reserved for issuance for limited conversion feature of Series A Preferred Stock (“Share Cap”)	42,331,046
Total outstanding and reserved	109,800,919
Total available	199,081

Post-Amendment

Total authorized	150,000,000
Less:
Total shares outstanding	65,931,941
Reserved for issuance upon exercise of outstanding stock options	30,000
Reserved for issuance upon vesting of outstanding equity awards & 401(k) Plan	1,507,932
Reserved for issuance for limited conversion feature of Series A Preferred Stock (“Share Cap”)	42,331,046
Total outstanding and reserved	109,800,919
Total available	40,199,081

If the stockholders approve the amendment to the Company’s Certificate of Incorporation to increase the Company’s authorized Common Stock, the Company will have 40,199,081 shares of authorized Common Stock available for future issuance. The additional shares of Common Stock authorized by the amendment that are not reserved for other purposes may be issued periodically on authorization by the Board, without further approval by the stockholders, unless such authorization is required by applicable law or the rules of the NYSE. Shares of Common Stock may be issued for such consideration as the Board may determine, and as may be permitted by applicable law.

The proposed amendment to the Certificate of Incorporation does not change the terms of the Common Stock. The additional shares of Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Any future issuance of additional shares of Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company’s Common Stock outstanding, such as a dilutive effect on the Company’s earnings per share. If our stockholders do not approve the proposal, the Company will have only 199,081 shares of authorized Common Stock for general corporate purposes and, as a result, may not be able to access the capital markets, complete acquisition transactions or partnerships, attract, retain and motivate employees, or pursue other business opportunities integral to its growth and success. However, non-approval will not have any impact on the existing terms and conditions of the Series A Preferred Stock, including the current Share Cap.

The existence of certain provisions contained in the Company’s Certificate of Incorporation and By-laws may be to render more difficult the accomplishment of any attempted merger, takeover or other change in control affecting the Company and/or the removal of the Company’s incumbent Board and management. However, this proposal is not in response to any effort of which the Company is aware to accumulate its stock or to obtain control of the Company and it is not part of a plan by management to recommend a series of similar amendments to the Board and the stockholders.

Effective Date

If approved by the stockholders, it is anticipated that the amendment to the Certificate of Incorporation will become effective as soon as practicable after the Annual Meeting. Upon approval of this proposal at the Annual Meeting, the Company will file the Article Four Amendment with the Secretary of State of the State of Delaware, and the number of authorized shares of Common Stock will be increased from 110 million shares to 150 million shares (without affecting par value).

If stockholders do not approve this proposal at the Annual Meeting, then the Company may seek to obtain stockholder approval of an increase in authorized shares at future stockholder meetings. Approval of the amendment to the Certificate of Incorporation requires the affirmative vote of the holders of a majority of our outstanding shares of Common Stock.  The Company believes that this is a “routine matter” for purposes of the NYSE rules, and so brokers will be entitled to vote shares with respect to which they do not receive voting instructions from the beneficial owners.  Abstentions and any broker non-votes will have the same effect as a vote against the proposal to amend the Certificate of Incorporation.  Lone Star Value Management has agreed to vote its shares in accordance with the recommendation of Institutional Shareholder Services with respect to the approval of the amendment to the Certificate of Incorporation to increase the number of shares.

“RESOLVED, that the amendment to Article Four of the Company’s Certificate of Incorporation increasing the total number of authorized shares of Common Stock is hereby approved.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE INCREASE IN AUTHORIZED SHARES OF COMMON STOCK FROM 110 MILLION SHARES TO 150 MILLION SHARES.

PROPOSAL 5

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ERNST & YOUNG LLP, FOR 2015

The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company for the year ending December 31, 2015. We are asking stockholders to ratify this appointment. Ernst & Young has served as the Company’s independent registered public accounting firm and audited the Company’s consolidated financial statements beginning with the fiscal year ended December 31, 2002.

Fees

The following table sets forth the fees, net of expenses, incurred by us in fiscal years 2013 and 2014 for services performed by Ernst & Young LLP:

Fee Category	2013	2014
Audit (1)	$609,100	$749,664
Audit-Related (2)	—	—
Tax (3)	17,700	17,150
Other (4)	—	—
Total	$626,800	$766,814

(1)
Audit fees consist of the aggregate fees billed for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported above under “Audit Fees.”

(3)
Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance (including filing state and federal tax returns), tax advice and tax planning. Tax fees do not include fees for services rendered in connection with the audit.

(4)	Other fees consist of the aggregate fees billed for professional services other than the services reported above.

Pre-Approval Policy of Audit, Audit-Related, Tax and Non-Audit Services.  The Audit Committee pre-approves all audit services and non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, as required by applicable law or listing standards and subject to the terms of the audit and non-audit services pre-approval policy in accordance with the Audit Committee charter.  The Committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of any such member to grant pre-approvals are consistent with the terms of the Pre-Approval Policy and are presented to the full Committee at its next scheduled meeting.

Audit Committee Report

Acting pursuant to its Charter, the Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended, December 31, 2014, with management and Ernst & Young, and recommended to the Company’s Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC. This recommendation was based on:

●	the Audit Committee’s review of the audited financial statements;

●	discussion of the financial statements with management;

●
discussion with the Company’s independent registered public accounting firm, Ernst & Young LLP, of the matters required to be discussed by auditing standards generally accepted in the United States of America, including the communication matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board;

●	receipt from Ernst &Young LLP of the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees);

●	discussions with Ernst & Young LLP regarding its independence from the Company and its management;

●
Ernst & Young LLP’s confirmation that it would issue its opinion that the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries and the results of their operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America; and

●	other matters the Audit Committee deemed relevant and appropriate.

Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements in accordance with generally accepted accounting principles, the establishment and maintenance of our disclosure controls and procedures, and the establishment, maintenance and evaluation of the effectiveness of our internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the PCAOB and issuing reports thereon. The Audit Committee’s responsibilities include monitoring and overseeing these processes.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the Company’s independent registered public accounting firm. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements and internal control over financial reporting have been carried out according to the standards of the PCAOB, that the financial statements are presented according to GAAP standards, or that Ernst & Young LLP is in fact independent.

Respectfully submitted by the Audit Committee of the Board of Directors,

John C. Wallace, Chairman
L. Richard Flury
Larry D. McVay
Anthony J. Nocchiero

The submission of this matter for approval by stockholders is not legally required; however, the Board and Audit Committee believe that this submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board and Audit Committee on an important issue of corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm, although the results of the vote are not binding on the Audit Committee. A representative of Ernst & Young LLP will be present at the 2015 Annual Meeting and will have the opportunity to make a statement, if they desire, and to respond to appropriate questions from stockholders.

This proposal will be approved if it receives the affirmative vote of a majority of shares of common stock of the Company cast at the Annual Meeting and entitled to vote on this proposal. Broker non-votes and abstentions will not affect the outcome of this proposal. Lone Star Value Management has agreed to vote its shares for approval of Ernst & Young LLP as our auditors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

BENEFICIAL OWNERSHIP OF SECURITIES

Management and Principal Stockholders

The following table sets forth, as of the March 27, 2015, certain information with respect to the beneficial ownership of shares of common stock held by: (i) all persons known by the Company to be the beneficial owners of 5% or more of the outstanding common stock; (ii) each Director; (iii) the nominees for Director; (iv) each current executive officer named in the Summary Compensation Table; and (v) all executive officers and Directors of the Company as a group.  Information set forth in the table with respect to beneficial ownership of common stock has been obtained from filings made by the named beneficial owners with the SEC as of the Record Date or, in the case of executive officers and Directors of the Company, has been provided to the Company by such individuals.

	Common Stock
Name and Address of Beneficial Owner	Beneficial Ownership	Notes	%
Directors
Fred L. Callon	505,944	(a)(b)	*
L. Richard Flury	153,738	(a)(c)	*
Larry D. McVay	112,169	(a)(d)	*
Anthony J. Nocchiero	87,362	(a)(e)	*
John C. Wallace	10,000	(a)(f)	*
Matthew R. Bob	4,184	(a)(g)	*
James M. Trimble	4,184	(a)(h)	*
Michael L. Finch	—	(i)	*

Named Officers
Gary A. Newberry	238,156	(a)(j)	*
Joseph C. Gatto, Jr.	83,620	(a)(k)	*

Directors and Executive Officers (11 persons, as a group)	1,256,027	(l)	1.90%

Certain Beneficial Owners
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	5,611,127	(m)	8.51%
Wellington Management Group, LLP 280 Congress St. Boston, MA 02210	4,713,004	(n)	7.15%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,464,835	(o)	5.26%

__________________
* Less than 1% of class.

a)
Unless otherwise indicated, each of the persons listed in the table may be deemed to have sole voting and dispositive power with respect to such shares.  Beneficial ownership does not include the unvested portion of stock awards due to lack of voting and disposition power, unless such award will vest within sixty days of March 27, 2015. Percentage ownership of a holder or class of holders is calculated by dividing (i) the number of shares of common stock beneficially owned by such holder or class of holders plus the total number of shares of common stock underlying options exercisable or stock awards vesting within sixty days of March 27, 2015, by (ii) the total number of shares of common stock outstanding plus the total number of shares of common stock underlying options exercisable and stock awards vesting within sixty days of March 27, 2015, but not common stock underlying such securities held by any other person.

b)
Of the 505,944 shares beneficially owned by Fred L. Callon, 276,905 shares are owned directly by him; 25,215 shares are held by him as custodian for certain minor Callon family members; 151,246 shares represent unvested restricted stock units which will vest within sixty days of March 27, 2015; and 52,578 shares are owned within the Company’s Employee Savings and Protection Plan. Shares indicated as beneficially owned by Mr. Callon do not include 24,904 shares of common stock owned by his wife over which he disclaims beneficial ownership, 216,430 unvested restricted stock units payable in stock, 64,884 unvested restricted stock units payable in cash, and 370,007 unvested phantom shares payable in cash.

c)
Of the 153,738 shares beneficially owned by L. Richard Flury, 102,067 shares are owned directly by him; 30,000 shares are held in joint tenancy with his wife; 10,000 stock options, of which 5,000 shares are subject to the 1996 Plan and 5,000 shares are subject to the 2002 Plan, exercisable within 60 days; and 11,671 shares of unvested restricted stock, which will vest within sixty days of March 27, 2015. Shares indicated as beneficially owned by Mr. Flury do not include 11,671 unvested restricted stock units payable in stock, and 22,768 restricted stock units awarded in May 2012 and 12,550 restricted stock units awarded in May 2014 pursuant to his election under the Deferred Compensation Plan for Outside Directors, payable in cash upon his separation of service as a Director.

d)
Of the 112,169 shares beneficially owned by Larry D. McVay, 100,395 shares are owned directly by him and 11,774 shares of unvested restricted stock that will vest within sixty days of March 27, 2015. Shares indicated as beneficially owned by Mr. McVay do not include 8,366 unvested restricted stock units payable in stock, and 35,014 restricted stock units awarded in May 2013 pursuant to his election under the Deferred Compensation Plan for Outside Directors, payable in cash upon his separation of service as a Director.

e)
Of the 87,362 shares beneficially owned by Anthony J. Nocchiero, 63,917 shares are owned directly by him and 23,445 shares of unvested restricted stock that will vest within sixty days of March 27, 2015. Shares indicated as beneficially owned by Mr. Nocchiero do not include 20,037 unvested restricted stock units payable in stock.

f)
Mr. John C. Wallace has 10,000 stock options, of which 5,000 shares are subject to the 1996 Plan and 5,000 shares are subject to the 2002 Plan, exercisable within 60 days.  Mr. Wallace transferred his equity ownership in the Company to The Wallace Family Trust in April 2008. All equity ownership in the Company acquired by Mr. Wallace since April 2008 has also been transferred to the Wallace Family Trust, with the exception of the 18,968 restricted stock units awarded in May 2011, 22,768 restricted stock units awarded in May 2012, 35,014 restricted stock units awarded in May 2013 and 12,550 restricted stock units awarded in May 2014, pursuant to his election under the Deferred Compensation Plan for Outside Directors, all of which are payable in cash upon his separation of service as a Director. Mr. Wallace has no voting and dispositive power over the shares owned by the Trust.

g)
Of the 4,184 shares beneficially owned by Matthew R. Bob, all are shares of unvested restricted stock that will vest within sixty days of March 27, 2015. Shares indicated as beneficially owned by Mr. Bob do not include 8,366 unvested restricted stock units payable in stock.

h)
Of the 4,184 shares beneficially owned by James M. Trimble, all are shares of unvested restricted stock that will vest within sixty days of March 27, 2015. Shares indicated as beneficially owned by Mr. Bob do not include 8,366 unvested restricted stock units payable in stock.

i)	Michael L. Finch is a Director nominee who currently does not own any shares of the Company’s stock.

j)
Of the 238,156 shares beneficially owned by Gary A. Newberry, 155,955 shares are owned directly by him; 40,609 shares are owned within the Company’s Employee Savings and Protection Plan; and 41,592 shares represent unvested restricted stock units that will vest within sixty days of March 27, 2015.  Shares indicated as beneficially owned by Mr. Newberry do not include 60,577 unvested restricted stock units payable in stock, 18,029 unvested restricted stock units payable in cash, and 103,918 unvested phantom shares payable in cash.

k)
Of the 83,620 shares beneficially owned by Joseph C. Gatto, Jr., 48,432 shares are owned directly by him; 15,838 shares are owned within the Company’s Employee Savings and Protection Plan; 1,500 shares are Series A Preferred Stock and 17,850 shares represent unvested restricted stock units that will vest within sixty days of March 27, 2015. Shares indicated as beneficially owned by Mr. Gatto do not include 1,610 shares of common stock owned by his mother over which he disclaims beneficial ownership, 93,911 unvested restricted stock units payable in stock, 13,839 unvested restricted stock units payable in cash, and 103,918 unvested phantom shares payable in cash.

l)
Includes 20,000 stock options, exercisable within 60 days; 372,862 shares of unvested restricted stock which will vest within sixty days of March 27, 2015; and 250,813 shares are owned within the Company’s Employee Savings and Protection Plan.

m)
Information is based upon a Schedule 13G/A filed with the SEC on January 31, 2015 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisers, Inc. (collectively “Franklin”).  In this Schedule 13G/A, Franklin represents that it has sole voting power with respect to 5,611,127 shares of common stock and sole dispositive power with respect to 5,788,627 shares of common stock.

n)
Information is based upon a Schedule 13G filed with the SEC on December 31, 2014 by Wellington Management Group, LLP (“Wellington”).  In this Schedule 13G, Wellington represents that it has shared voting power with respect to 4,713,004 shares of common stock and shared dispositive power with respect to 5,757,856 shares of common stock.

o)
Information is based upon a Schedule 13G/A filed with the SEC on December 31, 2014 by BlackRock, Inc. In this Schedule 13G/A, BlackRock, Inc. represents that it has sole voting power with respect to 3,464,835 shares of common stock and sole dispositive power with respect to 3,592,907 shares of common stock.

With respect to shares issuable upon exercise of stock options, the holders or class of holders acquire investment power for these shares immediately upon a “change of control,” as defined in the applicable plan.

Section 16(a) Beneficial Ownership Reporting Compliance. The executive officers and directors of the Company are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in the Company’s common stock, as well as changes in that ownership. To the Company’s knowledge, based solely on its review of these reports and written representations from these individuals that no other reports were required, all required reports were timely filed during 2014.

COMPENSATION DISCUSSION AND ANALYSIS

Oversight of Executive Compensation Program

The Compensation Committee (the “Committee”) is appointed by the Company’s Board to assist the Board in performing its fiduciary responsibilities relating to compensation of our CEO and other executive officers. The Committee is responsible for the incentive compensation programs, which include programs that are designed for our executive management team, including our “Named Officers,” defined below. The following discussion and analysis is intended to cover all the elements of compensation paid to our executive officers and the reasoning used by the Committee in structuring our executive compensation program, which is designed primarily to incentivize our executive officers to build long-term stockholder value. Our policies are also intended to support the achievement of our strategic objectives by aligning the interests of our executive officers with those of our stockholders through operational and financial performance goals and the use of equity-based compensation.

Named Officers

During 2014, our Named Officers were:

●	Fred L. Callon, Chairman of the Board, Chief Executive Officer and President;

●	B. F. Weatherly, Executive Vice President, Corporate Secretary and Chief Administrative Officer;

●	Gary A. Newberry, Senior Vice President, Operations;

●	Joseph C. Gatto, Jr., Senior Vice President, Chief Financial Officer and Treasurer; and

●	John G. Weihe, Vice President, Exploration.

Mr. Weatherly retired as Chief Financial Officer of the Company in March 2014, but remained as Executive Vice President, Corporate Secretary and Chief Administrative Officer. In February 2015, Mr. Weatherly resigned as Executive Vice President and Chief Administrative Officer of the Company and remains as Corporate Secretary and as a consultant in a non-executive officer capacity. Mr. Weihe resigned from his position and his employment with the Company ended effective February 3, 2015.

Executive Summary and 2014 Highlights

The Committee believes that our executive compensation program has played a significant role in our ability to drive financial results and to create stockholder value. Building upon the positive momentum generated in fiscal years 2012 and 2013, fiscal 2014 was a year of progress as we accelerated the execution of our strategic plan and continued to expand our production and proved reserves base as a non-conventional resource developer focused exclusively in the Permian Basin. Key accomplishments in 2014 include:

Established Resource Base, Acreage Position and Multi-Year Drilling Inventory in the Permian Basin to Drive Production with Horizontal Development

●	Increased average daily Permian production by 154%, from 2,227 BOE/d in 2013 (78% oil) to 5,648 BOE/d in 2014 (82% oil).

●	Increased 2014 estimated net proved reserves by 121% to 32.8 MBOE from 14.9 MBOE in 2013, of which 78% were crude oil and 55% are classified as proved developed.

●
Expanded horizontal pad development efforts to six fields, drilling 27 gross (24.4 net) horizontal and 7 gross (4.3 net) vertical wells, further advancing the de-risking and delineation of additional benches of the Wolfcamp and Spraberry formations.

●	At year-end, we operated 277 gross producing wells, with 70% of our Permian production sourced from 50 horizontal wells from four discrete zones.

●
Through the strategy of targeting currently producing zones, significantly increased our horizontal drilling inventory to approximately 525 locations, or 20 years under our current two-rig horizontal drilling program. With the addition of drilling locations from other prospective zones, this drilling inventory increases to over 1,000 drilling locations.

●
Continued to improve drilling and completion efficiency, achieving an average horizontal well cost of $7.4 million for average lateral lengths of 7,743’, among the lowest cost operators in the Permian Basin.

●	Increased total revenues by $49 million, or 48%, from $103 million in 2013 to $152 million in 2014, with earnings per share increasing from $(0.01) in 2013 to $0.65 in 2014.

●	Achieved an LOE per BOE of $10.85, a reduction of 22.5% from $14.00 in 2013.

Executed Strategy of Pursuing Selective Acquisitions and “Bolt-On” Opportunities in the Permian Basin

●
Acquired 6,230 gross (3,862 net) acres located in the Central Midland Basin, which are in close proximity to our existing Carpe Diem and Pecan Acres fields, for approximately $210 million, which added 194 gross (121.6 net) potential horizontal drilling locations in currently producing zones, and 255 gross (159.9 net) additional potential horizontal drilling locations in prospective zones. The acquisition also added 1,400 BOE/d (70% oil) estimated average net daily production and 4.0 million BOE of net proved developed producing reserves.

●
Acquired 1,527 net acres for approximately $8.2 million through advancing a “bolt-on” strategy, whereby we identify and pursue smaller blocks of offsetting acreage that are potentially inefficient for the current owner to develop, but have value to Callon based on its location relative to our acreage. These smaller scale acquisitions generally provide acreage at costs significantly below the value assigned to larger blocks of acreage.

●
Increased the Permian Basin leasehold position located in the core areas of the Southern and Central Midland Basin to 18,065 net surface acres, an increase of 47% over the Company’s comparable position prior to the above acquisition and bolt-on acreage.

Further Strengthened the Balance Sheet to Maintain Financial Liquidity and Capacity to Capitalize on Growth Opportunities

●
Raised approximately $430 million in gross proceeds through a combination of common equity and long-term debt securities to support the Central Midland Basin acquisition and our ongoing development efforts in the Midland Basin.

●
Increased the borrowing base under our credit facility to $250 million, with an expanded syndicate of ten lending institutions, relative to an $83 million borrowing base with five lending institutions at year-end 2013.

●	Retired the remaining $48.5 million of the 13% Senior Notes, improving our cost of debt capital.

●
Exited 2014 with approximately $215 million of available liquidity, equal to approximately 135% of our 2015 operational capital budget, positioning ourselves to supplement our cash flow from operations.

Continued to Advance an Operating Culture Focused on Safety and the Environment

●
With a Health, Safety and Environmental (“HSE”) department dedicated to our operations in the Permian Basin, we continue to further enhance the Company’s emphasis on health, safety and the environment, with focus on operating in a safe manner that respects the environment and protects people. We continue to improve operational performance, with emphasis on planning, training and communication, and empowering both our employees and third party service providers with Stop Work Authority. With the implementation of a HSE management system software program, we have enhanced Management of Change, routine inspections and compliance action tracking methods.

●	OSHA Recordable Incident Rate (“ORIR”) in the field of 1.18, which is within the range of reported ORIR of other Permian Basin operators.

●	We had no lost-time accidents associated with our work activities in 2014.

●	Significantly improved the quality of near-miss reporting and behavior based safety observation, which contributes to instilling a high performance safe-work culture and reducing injuries.

The Committee took the following key compensation actions in 2014:

●	As a result of the achievements listed above, the Committee awarded bonuses above target for our Named Officers for 2014 performance.

●	In May 2014, the Committee granted long-term incentives to our Named Officers, 60% of which were tied to total stockholder return, or TSR.

●
The Committee certified the results of the 2012 grants of TSR phantom shares, which measured Callon’s TSR against its peers for the 2012-2014 time periods. Callon ranked 4th out of 13 peers, resulting in 150% of the targeted number of phantom shares vesting.

Role of Stockholder Say-on-Pay Advisory Vote

The Committee considered the results of the 2014 non-binding advisory vote of stockholders to approve the compensation of our Named Officers, commonly referred to as “say-on-pay.”  In 2014, our stockholders expressed overwhelming support for the compensation of our executive officers, with 96.0% of the shares represented at the meeting voting to approve our executive compensation. The Committee considered these results as evidence of a high degree of stockholder support for our compensation design and philosophy of linking pay to performance and building long-term stockholder value. As a result, the Committee decided to retain our general approach to executive compensation, with an emphasis on short-term and long-term incentive compensation programs that encourage, reward and retain our key executives when they deliver strong financial and operational results, as well as value for our stockholders.

Role of Independent Compensation Consultant

From time to time the Committee utilizes the expertise and objectivity of an outside, independent compensation consultant.  The Committee has sole authority to retain and terminate any such consultant, including sole authority to approve the consultant’s fees and other retention terms.  During 2014, the Committee retained the services of Meridian Compensation Partners, LLC (“Consultant” or “Meridian”) as its independent compensation consultant to help ensure that the Company’s executive compensation programs are competitive and consistent with the Company’s compensation philosophy, including the following services:

●
consult on executive compensation matters to align the Committee’s actions with stockholder interests, the Company’s business strategy and pay philosophy, prevailing market practices and relevant legal and regulatory requirements;

●	identify and assess potential peer groups;

●	assist in the design and level of outside director compensation;

●	provide input into plan design discussions and individual compensation actions, as needed;

●	provide comprehensive, competitive market data to consider in determining executive base salary and short- and long-term incentive plans and awards;

●	review and provide feedback on the compensation-related disclosures in this proxy statement; and

●	inform the Committee about marketplace compensation trends in the industry, best practices and generally other developments affecting executive compensation.

In general, the role of an outside compensation consultant is to assist the Committee in providing an evaluation of the competitiveness of the Company's executive compensation and benefits programs and assessing the relationship between executive pay and performance. The Committee is under no obligation to follow the advice or recommendations of any compensation consultant. In the decision to retain Meridian, the Committee considered:

●	the Consultant's services to the Committee with respect to 2014 compensation matters;

●	its extensive experience and familiarity with the Company’s executive compensation program and the compensation programs of the Company’s peer companies and sector;

●	the range of compensation services offered by the Consultant;

●	the absence of any business or personal relationship between the Consultant and any member of the Committee or management; and

●	the Consultant's policies and procedures designed to avoid potential conflicts of interest arising out of the provision of services with respect to Callon.

The Committee has assessed the independence of Meridian pursuant to applicable SEC and NYSE rules and concluded that Meridian’s work for the Committee does not raise any conflict of interest.

The Committee considered the advice of the Consultant as only one factor in setting compensation of our Named Officers. Actual compensation decisions for Named Officers are the result of the Committee’s subjective analysis of a number of factors, including the Company’s performance, the individual officer’s performance, experience, skills and tenure with the Company, changes to the individual’s position, and trends in compensation practices within the Company’s Peer Group and industry generally. The Committee also uses its discretion to adjust any of the components of compensation to achieve the Company’s goal of recruiting, developing, motivating, and retaining individuals with the skills necessary to execute the Company’s business strategy.

The Committee established procedures that it considers adequate to ensure that the Consultant’s advice to the Committee remains objective and is not influenced by the Company’s management. The Consultant may, from time to time, contact the Company’s executive officers for information necessary to complete its assignments and may make reports and presentations to the Committee that the executive officers may also receive.  While the Consultant interacts with the Company’s executive officers in order to complete its assignments and prepare its reports, the Consultant reports directly to the Committee.  Meridian has not provided any services to the Company other than those associated with its engagement by the Committee.

Compensation Assessment

In order to attract, motivate and retain talented executive officers, the Committee must ensure that the Company’s executive compensation program remains competitive with the types and ranges of compensation paid by our peer companies who compete for the same executive talent. On an annual basis, the Committee reviews and discusses compensation data for the Company’s CEO and other Named Officers as compared with compensation data for similarly situated executive officers at peer companies selected by the Consultant and approved by the Committee.

Each November, Meridian provides the Committee with market data from a group of peer companies (“Peer Group”) in the independent oil and gas E&P industry that is developed taking into consideration peer company metrics such as asset size, revenues, market cap and enterprise value. Our 2014 Peer Group consists of public companies similar to us in terms of size, scope and nature of business operations, and competitors, including geographic footprint and operational focus, particularly in the Permian Basin, with some larger and some smaller in size and scope comparability of asset portfolio and availability of compensation data. The Committee believes this Peer Group market data provides a reasonable point of reference for comparing the compensation of the Company’s executives to others holding similar positions and having similar responsibilities. The Committee does not target a specific percentile of the Peer Group, as the market data is just one factor considered by the Committee in determining compensation. The Peer Group is periodically reviewed by Meridian and the Committee and is adjusted, as required, based on changes in the Peer Group companies’ and our assets and operations in order to ensure the continued relevance of the market data and that the Peer Group provides the most appropriate comparison to the Company as part of the Committee’s competitiveness evaluation. The Committee considers Peer Group data relevant to, but not determinative of, the Committee’s consideration of overall executive compensation matters. For 2014 decisions, the Committee used market data provided by Meridian in November of 2013 from the following Peer Group:

2014 Peer Group
Abraxas Petroleum Corp.
Approach Resources Inc.
Diamondback Energy Inc.
Gastar Exploration LTD
Goodrich Petroleum Corp.
Matador Resources Co
PDC Energy Inc.
Petroquest Energy Inc.
Resolute Energy Corp.
Rex Energy Corp.
Triangle Petroleum Corp.

The Committee also uses several proprietary benchmarking surveys from a broader sample of comparably-sized oil and gas companies for additional market perspective: Meridian’s 2014 Oil & Gas E&P Survey (“Meridian Survey”), and survey data provided by Effective Compensation, Inc. ("ECI").  The Meridian Survey outlines data from similarly sized E&P companies with under $3 billion in assets.  ECI's Annual Oil & Gas E&P Industry Compensation Survey (“ECI Survey”) provides data for over 300 jobs found in E&P firms in the United States.  The Committee references data from these surveys for our Named Officers’ positions as additional E&P industry data points to confirm the reasonableness of compensation.

The Committee understands the inherent limitations in using any peer group or data set. For example, there are fluctuations in survey participation from year to year and competition for executive talent involves companies potentially much larger than we are. The Committee does not consider data collected from any of these sources to be prescriptive. Rather, the Committee relies upon data regarding the Peer Group as reference points around which to make informed decisions about the appropriate level and form of compensation for each Named Officer.

Compensation Philosophy and Elements of Compensation

The Company’s executive compensation program is designed to do the following:

●	Attract and retain a highly qualified and motivated management team by offering industry competitive opportunities;

●
Appropriately reward individual executive officers for their contributions to the achievement of Callon’s key short-term and long-term strategic objectives through the use of variable compensation; and

●	Align the compensation of our executive officers with the long-term interests of our shareholders through the use of long-term equity compensation with a tie to TSR.

While the Committee has no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation, we have designed the components of the Company’s compensation programs, so that as an executive’s responsibility increases, the compensation mix is generally weighted more heavily toward performance-based and at-risk compensation and less heavily toward base salary, while being mindful that the overall mix remains competitive.

Our compensation programs are designed to incentivize our executive officers through maintaining a balance between rewarding the achievement of short-term or annual results and ensuring the Company’s long-term growth and success, thereby aligning their interests with those of our stockholders. In order to compete in this environment, the Committee believes that our executive officers’ compensation should have the following components:

Component	Purpose	Philosophy Statement
Base Salary	• Pay for expertise and experience • Attract and retain talented executives • Provide stable compensation level • Compete with comparable companies	• Reflective of individual skills, experience, tenure and expertise necessary to execute Callon’s business strategy • Competitive relative to similarly-sized peers
Annual Cash Bonus Incentive
• Motivates our executive officers to achieve our short-term business objectives that drive long-term performance while providing flexibility to respond to opportunities and changing market conditions
• Provide annual recognition of performance based on achievement of individual and corporate strategic objectives
• Promote and encourage pay-for-performance

• Reflective of internal equity considerations
• Goals aligned with our annual performance targets
• Modest or no reward for performance below expectations and potential for significantly increased reward for exceptional performance
• Provide balance in compensation programs and avoid encouraging undue risk-taking
• Competitive relative to similarly-sized peers

Long-Term Equity or Equity-Based Incentive Awards
• Motivates executive officers to achieve our business objectives by tying incentives to the performance of our stock over the long term
• Match competitive practices to attract and retain employees
• Provide a mix of equity awards that focuses executives on the long-term value and avoid encouraging undue risk-taking

• Ensures that realized value to the executive aligns with value delivered to stockholders.
• Recognizes and rewards share performance relative to industry peers
• Provides a strong performance-based equity component
• Aligns compensation with sustained long-term value creation
• Allows executives to acquire a meaningful and sustained ownership stake in the Company
• Competitive relative to similarly-sized peers

Retirement and Health Benefits	• Provide financial security for employees and their families • Ensure a financial safety net • Provide competitive level of benefits
• Helps attract and retain executive talent and remain competitive in our industry by offering a comprehensive employee benefits package
• Provides health and welfare benefits comparable to those provided to all other employees
• Provides financial security in the event of various individual risks and maximizes the efficiency of tax-advantaged compensation vehicles

Severance Protection	• Match competitive practices to attract and retain employees • Ensure executives consider all possible transactions to increase stockholder value related to changes in control of the Company
• Benefit levels based on peer group practices with consideration to stockholder value
• Attracts and retains executives in a competitive and changing industry, ensures executives act in the best interests of stockholders in a change in control, and settles up front any potential dispute regarding an executive’s termination

Determination of Each Element of Compensation

Base Salaries.  We provide all of our employees, including our Named Officers, with an annual base salary to compensate them for their services during the year.  Our Compensation Committee recognizes that a substantial amount of competition exists in the oil and gas industry for attracting and retaining qualified management teams, particularly in the Permian Basin. The Compensation Committee may also evaluate our Named Officers’ salaries together with other components of their compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy and market practices in our Peer Group or our industry in general.

At a regularly scheduled meeting, generally in March of each year, the Committee reviews the base salary of our CEO and other Named Officers. Actual individual salary amounts reflect the Committee’s subjective analysis of a number of factors, including the individual officer’s experience, skills, contributions and tenure with Callon, changes to the individual’s position within the Company, trends in compensation practices within the our Peer Group and industry, and his or her roles and responsibilities and expected future contribution to our success.  In addition, the Committee also considers the input and recommendations of Meridian regarding base salaries, as well as the input of the CEO when evaluating base salary for the other executive officers.  Upon review of these various factors and noting that the base salary of our Named Officers were generally in line with our Peer Group, except for an increase in Mr. Gatto’s base salary as a result of his promotion to CFO, no increases in base salaries for any of the Named Officers were made in 2014. Base salaries for all named executive officers for 2012, 2013 and 2014 are shown in the “Salary” column and the footnote thereto of the Summary Compensation Table.

Annual Cash Bonus Incentive.  A core component of our executive compensation philosophy is that pay should be linked directly to performance and that a significant portion of total annual compensation should be placed at risk. In order to motivate executives to achieve our annual business goals, Named Officers, senior management and other non-management technical personnel have the potential to receive a significant portion of their annual cash compensation as a cash bonus. The Committee annually conducts a subjective review of factors and works with senior management to establish operational and financial target bonus opportunities, for purposes of evaluation of performance following the end of the year. The 2014 annual bonus award opportunities for each executive officer were expressed as a percentage of the executive officer’s annual base salary, and awards are ultimately paid to the executive officers based on the achievement of specified Company performance targets, as well as the executive officer’s individual performance, including overall duties, responsibilities, expertise and contributions to Company results, as determined in the Committee’s discretion. For 2014, the Committee made no changes to the target bonus opportunities, which are provided in the table below.

Named Officer	Target Bonus Opportunity (% of Base Salary)
Chief Executive Officer	100%
Chief Financial Officer and SVP - Operations	90%
Other Named Officers	50% – 70%

Compensation Committee Process

The Compensation Committee, in collaboration with management and the Consultant, if applicable, annually reviews and approves corporate goals and objectives relevant to executive officer compensation, that include financial, operational and strategic performance goals for the Company. The Committee believes that these performance expectations, taken together, are objective indicators of overall successful performance. At regular meetings, the Committee periodically reviews the Company’s progress toward meeting the bonus objectives for the year. The Committee prefers not to rely solely on a formulaic approach that results in automatic payouts, so the Committee retains the flexibility to exercise its discretion and take into account and adjust for special or unusual factors that may have contributed to the achievement of these objectives, such as acquisitions, commodity prices or other factors considered appropriate by the Committee at the time of the award. The agreed performance objectives and results for 2014 were as follows:

Performance Objectives	Rationale and Results
Operate in a Safe and Environmentally Friendly Manner
Rationale: We believe that there is a strong correlation between positive long-term business performance and solid safety performance and that operating in a safe and environmentally friendly manner is critical to ensuring execution of our business plan.
Results:
●Callon achieved a 2014 ORIR (OSHA Recordable Incident Rate) of 1.18 versus a pre-established target of 0.75 ORIR. While above the target, the Committee noted that the rate is within range of reported ORIR by other similar sized operators in the Permian Basin. The Committee also noted that, in keeping with our high safety expectations, four of the five recordable injuries in 2014 occurred in January and those Contractors no longer work for Callon.

●No lost-time accidents associated with our work activities in 2014.

●Significantly improved the quality of near-miss reporting and behavior based safety observation, which contributes to instilling a high performance safe-work culture and reducing injuries.

Increase Daily Production
Rationale: Continued production growth directly contributes to the Company’s cash flow.
Results:
●The Committee set a Permian Basin daily production “exit rate” target of 5,200 BOE/d. Driven by strong production growth in the liquids-rich Wolfcamp/Spraberry plays, the Company achieved this goal and increased both daily and annual Permian production by 154% respectively, from 2,227 BOE/d in 2013 (78% oil) to 5,648 BOE/d in 2014 (82% oil), and from 813 MBOE in 2013 to 2,062 MBOE in 2014.

●The Company increased its total net daily production for calendar year from 3,871 BOE/d in 2013 (64% oil) to 5,648 BOE/d in 2014 (82% oil), a 46% increase

●Through the successful acquisition of core acreage, added average net daily production of approximately 1,250 BOE/d (70% oil).

Increase Proved Reserves
Rationale: Growing reserves is a critical component of a healthy exploration and production business. Reserves provide the source of production, which is directly converted to revenue to drive the business.
Results:
• The Committee set a proved reserves additions target of 9.0 MBOE. The Company exceeded the target adding 20.0 MBOE of net reserves in 2014 and ending 2014 with estimated net proved reserves of 32.8 MMBOE, representing a 121% increase over comparable Permian Basin reserves at year-end 2013 of 14.9 MMBOE.

●With the utilization of 2 horizontal rigs, the Company drilled 27 gross (24.4 net) horizontal and 7 gross (4.3 net) vertical wells, further advancing the de-risking and delineation of additional benches of the Wolfcamp and Spraberry formations, contributing to the significant increase in proved reserves.

●Callon’s estimated total proved reserves were 78% oil and 55% proved developed. Using SEC prescribed commodity prices, 2014 resulted in a present value of pre-tax future net cash flows discounted at 10% (“PV-10 Value”) of $630 million for the Company’s proved reserves, compared to $301 million at year-end 2013.

●Completed the successful acquisition of core acreage, acquiring 6,230 gross (3,862 net) acres located in Midland and Andrews Counties, which are in close proximity to our existing Carpe Diem and Pecan Acres fields, adding 194 gross (121.6 net) potential horizontal drilling locations in producing benches and 255 gross (159.9 net) additional potential horizontal drilling locations targeting other prospective zones, and 4.0 million BOE of net proved developed producing reserves.

●Expanded our asset base in existing core development fields by acquiring 1,527 net acres through advancing a “bolt-on” offsetting acreage strategy, which provided acreage at costs significantly below the value assigned to larger blocks of acreage, while providing opportunities to efficiently exploit our asset base and add reserves.

Increase Financial Flexibility
Rationale: Improved financial flexibility allows the Company to successfully execute its operating strategy and lowers the risk profile of the Company.
Results: We have positioned the company with the financial flexibility to accommodate existing and emerging growth initiatives. The Company:
●Increased total revenues by $49 million or 48%, from $103 million in 2013 to $152 million in 2014, and earnings per share increased from $(0.01) in 2013 to $0.65 in 2014.

●Completed a common stock offering of 14,375,000 shares for $129.4 million in gross proceeds and entered into a $300 million term loan to finance the Central Midland Basin acquisition and provide long-term capital to support our ongoing horizontal drilling program.

●Increased the Company’s borrowing base under the Credit Facility to $250 million, with a syndicate of ten lending institutions.

●Retired the remaining $48.5 million of our 13% Senior Notes, improving our cost of capital.

Improve Operating Efficiency
Rationale: Increased operating efficiency improves our margins and allows us to more efficiently deploy capital.
Results: We continue to achieve significant reductions in lease operating expenses (“LOE”) and enhance our horizontal drilling efficiencies.
• Finding and development cost of $14.21 per BOE, down from $15.32 per BOE at year-end 2013.

●Implemented an increasing proportion of gas lift systems for wells targeting the Wolfcamp zones, which, combined with the practice of restricting total produced fluids (oil and water) to a range of 1,500 - 2,400 barrels per day, are expected to contribute to shallower production declines. We also expect to benefit from reduced interference from offsetting well completions, reducing downtime due to mechanical failures and enhancing ultimate recovery estimates.

●Continued to develop our operational expertise and efficiencies, particularly in horizontal pad drilling, achieving an average horizontal well cost of $7.4 million for average lateral lengths of 7,730’, among the lowest cost operators in the Permian Basin.

●Achieved an LOE per BOE of $10.85 versus a target of $9.00, a reduction of 22.5% from $14.00 in 2013. While the target was not achieved, the Committee took into account other operating efficiencies accomplished such as lower per BOE finding and development costs.

Other Strategic Achievements
In addition to performance criteria above, the Committee considers other strategic factors and management performance in response to external conditions. For 2014, the Committee took into account the following in setting bonus compensation:
●Absolute and relative stock performance despite the effects of a low commodity price environment;
●Continued progress in building a strong technical team, promoting and enhancing communication and teamwork throughout the Company, which contributes to our success and empowers all employees to contribute to their utmost potential;
●Protected margins through well managed oil and gas derivative positions; and
●Managing overall risk.

At the January 2015 Compensation Committee meeting, the Committee evaluated performance against the 2014 performance criteria described above and determined that the management team overall exceeded expectations on most of the financial and operational metrics, along with other strategic achievements as noted above. The Committee recognized that the Company exceeded the daily production, reserves, financial, and operating targets, and achieved an impressive environmental and safety record for the year. As a result, the Committee determined actual bonus amounts paid for 2014 performance as follows:
Named Officer	2014 Annual Bonus
Fred L. Callon	$787,500
B. F. Weatherly	491,400
Gary A. Newberry	500,000
Joseph C. Gatto, Jr.	500,000

Note: Mr. Weihe resigned from the company effective February 3, 2015 and thus did not receive an annual bonus.

Long-term Equity Incentives. Awards of long-term equity incentive compensation are intended to provide a substantial forward-looking incentive to our executive officers that emphasizes long-term value creation, aligns the long-term interests of our executive officers with those of our stockholders by directly linking rewards to stockholder return, and fosters meaningful levels of long-term stock ownership by our executive officers. The Committee administers the Company’s long-term incentive plans, including approving award recipients, determining the total number of awards, vesting of awards and performance criteria, including TSR. For the grant of equity compensation to executive officers, the Committee will typically consider information provided by the Consultant related to the overall competitive environment associated with long-term compensation.  We have no program, plan or obligation that requires us to grant equity compensation on specified dates.  However, the Committee follows a policy of not granting equity incentives when material non-public information exists that may affect the short-term price of the Company’s stock.

For 2014 grants, the Committee approved a mix for the Company’s Named Officers of time-based awards and performance-based awards tied to relative TSR, with a portion of the time-based awards paid in cash. The following table sets forth the number of restricted stock units, phantom shares and TSR phantom shares awarded to the Named Officers in 2014:

Named Officer	Restricted Stock Units Payable in Common Stock (1)	Phantom Shares Payable in Cash (2)	TSR Phantom Shares Payable in Cash (3)
Fred L. Callon	56,052	9,892	98,916
B. F. Weatherly	20,482	3,614	36,145
Gary A. Newberry	20,482	3,614	36,145
Joseph C. Gatto, Jr.	20,482	3,614	36,145
John G. Weihe (5)	5,598	988	9,880

(1)	Amount represents restricted stock units vesting on May 14, 2017 and payable in Company common stock on the vesting date.
(2)	Amount represents phantom shares vesting on May 14, 2017 and payable in cash based on closing NYSE market price of the Common Stock on the date of vesting.
(3)
Amount represents performance-based phantom shares payable in cash and which will vest between 0% and 200% based on the Company’s TSR when compared to the specified peer group. The adjusted performance-based phantom shares will vest on December 31, 2016.

(4)	Mr. Weatherly retired from the Company effective February 15, 2015.
(5)	Mr. Weihe resigned from the Company effective February 3, 2015.

Performance Share Program. Under this program, the Committee determined that performance should be measured objectively rather than subjectively and should be based on relative TSR (as defined in the award agreements) over a three-year performance period. Named Officers receive cash value based on the Company’s share price and relative TSR over the specified performance period, as ranked among the comparably-measured TSR of the applicable peer group. The Committee believes relative TSR is an appropriate long-term performance metric because it generally reflects all elements of a company’s performance and provides the best alignment of the interests of management and the Company’s stockholders. The Committee also believes that the performance share program provides a good balance to the restricted stock program. On the grant date, an employee is awarded a number of “TSR phantom shares.”  The TSR phantom shares vest if the employee continues to be employed until the vesting date specified in the TSR phantom share award. When the TSR phantom shares vest, the executive is entitled to a cash payment equal to the fair market value of the “adjusted” TSR phantom shares. TSR is the change in the stock price plus dividends using a 20-day average at the beginning and end of the performance period. The scale of payout ranges between maximum, or 200% of target, and threshold, or 0% of target, as set forth below, to incentivize our executive officers to maximize stockholder value. The number of adjusted TSR phantom shares is calculated by comparing Callon’s TSR to the TSR of a peer group specified in the award agreement, according to the following 2014 schedule:

Callon’s TSR Rank versus Peers	Phantom Shares Vesting as a Percentage of Target
1 – 2	200%
3	175%
4	150%
5	125%
6 – 7	100%
8	75%
9	50%
10	25%
11 – 12	0%

TSR Phantom Shares – Results for Performance Period Ending December 31, 2014. In May 2012, our Compensation Committee granted TSR phantom shares to the Named Officers, which vested on December 31, 2014.  Under the provisions of these awards, the targeted performance shares were subject to our relative TSR performance compared with the TSR of the peer group specified in the award grant, which was different than the peer group for the 2014 TSR phantom share awards. Callon ranked 4th out of 13 peer companies for the May 2012 performance awards that vested December 31, 2014.  As a result, 150% of the number of shares were paid, as shown in the table above under TSR Phantom Shares Payable in Cash.

Perquisites and Other Benefits.  Benefits represent a relatively small part of the Company’s overall compensation package.  However, these benefits help attract and retain senior level executives and are reviewed annually to ensure that they are competitive with industry norms. We provide benefits that are common in the oil and gas E&P industry to all of the Company’s employees.  These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, group life insurance for employees and their spouses, accidental death and dismemberment coverage for employees, long-term disability, a Company sponsored cafeteria plan and a 401(k) employee savings and protection plan.  The Company pays the full costs of these benefits. Employee life insurance amounts surpassing the Internal Revenue Service maximum are treated as additional compensation to all employees. The Company’s 401(k) contribution to each qualified participant, including the Named Officers, is calculated based on 5% of the employee’s IRS eligible salary, excluding annual cash bonuses, and is paid one-half in cash and one-half in Company common stock, limited to IRS regulation dollar limits. The Company also matches employee deferral amounts, including amounts deferred by Named Officers, up to a maximum of 5% of IRS eligible compensation. The Company pays all administrative costs to maintain the plan.

Each year, the Company purchases a certain number of hours of flight time through a fractional aircraft ownership arrangement. These hours are made available for business use to the executive officers and other employees of the Company. Use of this aircraft is provided to executives in connection with their extensive business travel requirements in an effort to reduce travel time and related disruptions and to provide additional security, thereby increasing their availability, efficiency, and productivity. The Company’s policy is not to permit employees, including executive officers, to use these hours for personal use. The Company expects there will be occasions when a personal guest (including a family member) will accompany an employee on a business-related flight.

The Company’s executive officers are entitled to certain benefits, or perquisites, that are not otherwise available to all of the Company’s employees. We provide the Company’s CEO, CFO and other executive officers with use of a Company automobile.  We purchase the automobile and pay for all maintenance, repairs, insurance and fuel.  The employee is required to recognize taxable income using the Internal Revenue Service’s annual lease value method for personal use of the vehicle.  We also pay a portion of the annual premium for our CEO’s term life insurance policy, for which he is the sole beneficiary and which the Company has no economic interest in the proceeds.  The costs associated with these benefits for the Named Officers are reported as “Other Compensation” in the Summary Compensation Table.  The Committee feels these perquisites are modest yet competitive with the perquisites provided to similarly situated oil and gas industry executives and includes the value of such benefits in determining total compensation of the Company’s executives.

Severance Protection. The Company does not have any employment agreements with its executive officers, however, we believe that providing consistent, competitive levels of severance protection to senior executives helps minimize distraction during times of uncertainty and helps to retain key employees. To align with market practices, facilitate the Company’s ability to attract and retain executives, and ensure all Named Officers are motivated to consider transactions that could increase stockholder value, we have entered into change-in-control severance compensation agreements with the Company’s executive officers, which include continued salary, benefits and accelerated vesting of equity awards.  We believe that these provisions create important retention tools for us, such as providing for accelerated vesting of equity awards upon a termination of employment in connection with a change in control, which provides employees with value in the event of a termination of employment that was beyond management’s control. In addition, we believe that it is important to provide the Named Officers with a sense of stability, both in the midst of transactions that may create uncertainty regarding their future employment and post-termination as they seek future employment. We believe post-termination payments allow management to focus their attention and energy on making objective business decisions that are in the best interest of the Company, without allowing personal considerations to cloud the decision-making process.

These agreements include non-competition, non-solicitation, and non-disclosure provisions.  In addition, the agreements contain a “claw back” provision that will apply in the event the executive violates any of these provisions in order to protect the Company if the benefits are triggered. None of the agreements includes an excise tax gross-up provision. The Committee chose not to provide guaranteed severance benefits outside of a change-in-control.

Risk Assessment Related to our Compensation Structure

The Compensation Committee believes our compensation plans are appropriately structured to encourage long-term value creation and are not reasonably likely to have a material adverse effect on the Company. The Committee, with assistance of the Consultant, reviewed the elements of executive compensation during 2014 to determine whether any portion of executive compensation encouraged excessive risk taking. The Company’s management conducted a similar risk assessment with respect to other employees. Upon evaluation of those assessments, the Committee and management concluded that the Company’s compensation policies and practices for the Named Officers and other employees do not present risks that are reasonably likely to have a material adverse effect on the Company. Risk mitigating features of our executive compensation program identified in the risk review included:

●	A balance of short-term and long-term programs to ensure focus on both elements of Company performance;

●
An annual long-term incentive plan award component of the program, which is intended to be the largest component of each executive officer’s overall compensation package, is divided into different types of awards, but all are weighted toward long-term achievement, with vesting periods of three years that are based on the value of the Company’s stock and not on any particular metric, which could encourage risk-taking.

●	Performance targets measured at the corporate level, rather than at the individual or business unit level;

●	The use by the Committee of its discretion to assess annual performance in the bonus plan;

●
Caps on awards payable to any individual under our bonus and performance share programs, along with Compensation Committee discretion to decrease bonus payouts in the event that it believes excessive risk was taken;

●	Reasonable change-in-control severance protections; and

●	Strong executive stock ownership requirements.

Internal Revenue Service Limitations.  When establishing the Company’s compensation programs, the Committee considers the effects of relevant tax laws. The Company’s programs are designed to comply with Section 409A of the tax code, which applies to nonqualified deferred compensation, in order to prevent negative tax consequences for the Company’s executives. Under Section 162(m) of the Internal Revenue Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain “covered employees” of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. However, the Committee, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities, reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate.

Insider Trading Policy.   We have an Insider Trading Policy under which all employees, including our Named Officers and members of our Board, are prohibited from engaging in short-term or speculative transactions in the Company’s securities, including short sales, options and other derivatives, and from holding Company securities in a margin account or pledging securities as collateral for a loan during periodic “trading blackout” periods.  When material non-public information about the Company may exist and may have an influence on the marketplace, a trading blackout period is placed in effect by management.

Stock Ownership Policy. Consistent with the goal of driving long-term value creation for our stockholders and in order to discourage undue risk-taking, the Company’s stock ownership guidelines require significant stock ownership by the Named Officers and Directors. The Committee believes that meaningful stock ownership by our officers and Directors is critical in aligning management’s interests with the interests of our stockholders. In March 2008, the Committee adopted a stock ownership policy, which applies to the CEO and the other Named Officers.  The provisions of the policy provide for the investment position, computed on December 31 of each year, of the CEO to be no less than six times his or her base salary.  For other Named Officers, the investment position shall be no less than two times base salary.  Investment position is defined as calculated value of shares owned, shares owned indirectly, equivalent shares invested in the officer’s 401(k) plan, and unvested portion of time-based vested restricted shares. Value attributable to shares represented by both vested and unvested stock options and the value of unvested performance-based shares is excluded. Each Named Officer has a period of five years from the date of adoption to attain the required investment position. If a Named Officer becomes subject to a greater investment position due to a promotion or an increase in salary, the Named Officer will be expected to attain the increased investment position within three years of the change.  The Committee reserves the right to approve an alternate stock ownership guideline for Named Officers who can demonstrate a severe hardship in meeting the general guidelines.

Certain Relationships and Related Party Transactions.  The Company’s Audit Committee charter provides that the Committee shall review and approve all related party transactions. A transaction will be considered a “related party transaction” if the transaction would be required to be disclosed under Item 404 of Regulation S-K. In addition, the Company’s Code of Business Conduct and Ethics provides that an officer’s or a Director’s conflict of interest with the Company may only be waived if the Nominating and Corporate Governance Committee approves the waiver and the full Board ratifies the waiver. As of December 31, 2014, we are not aware of any related party transactions with the Company’s executive officers that may cause a conflict of interest with the Company.

Recoupment Policy. We currently have no recoupment policy applicable to annual incentive bonuses or equity awards other than those required under Sarbanes-Oxley legislation. The Committee will continue to evaluate the need to adopt such a policy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A required by Item 402(b) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, and based on such review and discussions, the Committee has recommended to the Board that the CD&A be included in this proxy statement relating to the 2015 Annual Meeting of Stockholders.

Respectfully submitted by the Compensation Committee of the Board,

L. Richard Flury, Chairman
Larry D. McVay
Anthony J. Nocchiero
John C. Wallace
James M. Trimble

EXECUTIVE COMPENSATION TABLES

The following table summarizes the total compensation for 2014, 2013 and 2012 awarded to, earned by or paid to the Named Officers.

Summary Compensation Table

Name	Year	Annual Salary		Cash Bonus		Stock Awards		Other (7)	Total
Fred L. Callon	2014	$525,000		$787,500	(2)	$1,642,000	(3)	$53,263	$3,007,763
Chairman, President and	2013	525,000		656,250		1,641,382	(4)	52,769	2,875,401
Chief Executive Officer	2012	509,880		446,250		1,811,388	(5)	51,280	2,818,798

B. F. Weatherly (8)	2014	$364,000		$491,500	(2)	$600,000	(3)	$39,167	$1,494,667
EVP, Corporate Secretary	2013	364,000		491,500		697,589	(4)	42,217	1,513,806
and Chief Administrative Officer	2012	364,000		278,460		769,842	(5)	36,177	1,448,479

Gary A. Newberry	2014	$350,000		$500,000	(2)	$600,000	(3)	$40,524	$1,490,524
SVP, Operations	2013	350,000		394,000		410,347	(4)	35,448	1,189,795
	2012	350,000		267,750		498,128	(5)	32,945	1,148,823

Joseph C. Gatto, Jr.	2014	$330,769	(1)	$500,000	(2)	$600,000	(3)	$33,983	$1,464,752
SVP, Chief Financial Officer	2013	300,000	(1)	375,000		410,347	(4)	33,779	1,119,126
and Treasurer	2012	225,000	(1)	178,500		669,335	(5)(6)	27,600	1,100,435

John G. Weihe (9)	2014	$233,899		—		$164,000	(3)	$29,041	$426,940
VP, Exploration	2013	234,406		$150,000		164,138	(4)	28,061	576,605
	2012	232,098		130,000		160,335	(5)	28,422	553,165

(1)
Mr. Gatto’s employment date was April 5, 2012 and his annual salary was $300,000. During March 2014, Mr. Gatto was promoted to CFO, Senior Vice President and Treasurer, which increased his annual salary to $350,000.

(2)	Cash bonus awarded in March 2015 in recognition of 2014 performance.
(3)
Represents the grant date fair value of the restricted stock units and TSR phantom shares granted to the Named Officers on May 14, 2014 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 8 and 9 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 5, 2015.

(4)
Represents the grant date fair value of the restricted stock units and TSR phantom shares granted to the Named Officers on May 15, 2013 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 7 and 8 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 12, 2014.

(5)
Represents the grant date fair value of the restricted stock units and TSR phantom shares granted to the Named Officers on May 10, 2012 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 9 and 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 14, 2013.

(6)
Includes the grant date fair value of the restricted stock units granted to the Named Officer on April 5, 2012 as an additional incentive for employment, computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of this amount is set forth in footnotes 9 and 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 14, 2013.

(7)	See the Table of All Other Compensation and related footnotes below for reconciliation of All Other Compensation.
(8)	Mr. Weatherly retired as an executive officer of the Company effective February 15, 2015.
(9)	Mr. Weihe resigned as an executive officer of the Company effective February 3, 2015.

Table of All Other Compensation

Name	Year	Company Contributed Cash to 401(k)	Company Contributed Common Stock to 401(k) (1)	Company Provided Auto (2)	Company Paid Other	Total
Fred L. Callon	2014	$19,500	$6,500	$12,574	$14,689(3)	$53,263
	2013	19,125	6,375	12,580	14,689(3)	52,769
	2012	18,500	6,250	11,625	14,905(3)	51,280

B. F. Weatherly (4)	2014	$19,500	$6,500	$13,167	—	$39,167
	2013	19,125	6,375	16,717	—	42,217
	2012	18,500	6,250	11,427	—	36,177

Gary A. Newberry	2014	$19,500	$6,500	$14,524	—	$40,524
	2013	19,125	6,375	9,948	—	35,448
	2012	18,500	6,250	8,195	—	32,945

Joseph C. Gatto, Jr.	2014	$19,500	$6,500	$7,983	—	$33,983
	2013	19,125	6,375	8,279	—	33,779
	2012	16,875	5,625	5,100	—	27,600

John G. Weihe (5)	2014	$11,720	$5,860	$11,461	—	$29,041
	2013	11,720	5,860	10,481	—	28,061
	2012	11,604	5,802	11,016	—	28,422

(1)
Subject to IRS limits, Company contributions to each person’s 401(k) account consist of a basic contribution equal to five percent (5%) of eligible annual base salary (funded one-half in cash and one-half in equivalent-valued common stock) plus a matching amount (limited to five percent (5%) of eligible annual base salary if such employee individually contributed at least eight percent (8%) of their eligible annual base salary).  The number of shares contributed is determined on a monthly basis by dividing one-half of the total basic cash contribution by the closing market price on the last trading day of the month.

(2)	Represents annual depreciation based on a three-year life, plus insurance, fuel, maintenance and repairs, pursuant to IRS Reg §1.61-21, Taxation of Fringe Benefits.
(3)	Represents premiums paid by the Company on a personal life insurance policy for which Mr. Callon is the sole beneficiary.
(4)	Mr. Weatherly retired as an executive officer of the Company effective February 15, 2015.
(5)	Mr. Weihe resigned as an executive officer of the Company effective February 3, 2015.

Grant of Plan-Based Awards During 2014

The following table presents grants of equity awards during the fiscal year ending December 31, 2014:

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold	Target	Maximum	Other Awards (Shares or Units)	Grant Date Fair Value
Fred L. Callon	5/14/14	—	—	—	56,052 (2)	$558,280
	5/14/14	—	—	—	9,892 (3)	98,520
	5/14/14	—	98,916	197,832	—	985,200

B. F. Weatherly (4)	5/14/14	—	—	—	20,482 (2)	$204,000
	5/14/14	—	—	—	3,614 (3)	36,000
	5/14/14	—	36,145	72,290	—	360,000

Gary A. Newberry	5/14/14	—	—	—	20,482 (2)	$204,000
	5/14/14	—	—	—	3,614 (3)	36,000
	5/14/14	—	36,145	72,290	—	360,000

Joseph C. Gatto, Jr.	5/14/14	—	—	—	20,482 (2)	$204,000
	5/14/14	—	—	—	3,614 (3)	36,000
	5/14/14	—	36,145	72,290	—	360,000

John G. Weihe (5)	5/14/14	—	—	—	5,598 (2)	$55,760
	5/14/14	—	—	—	988 (3)	9,840
	5/14/14	—	9,880	19,760	—	98,400

(1)
Amount represents TSR phantom shares payable in cash on the vesting date, which will be adjusted between 0% and 200% based on our TSR compared with the TSR of our Peer Group.  The adjusted performance-based phantom shares will vest on December 31, 2016.

(2)	Amount represents restricted stock units vesting on May 14, 2017 and will be settled in common stock.
(3)	Amount represents phantom shares vesting on May 14, 2017 and will be settled in cash based on the closing NYSE market price of the Common Stock on the vesting date.
(4)
This column shows the grant date fair value of the awards granted to the Named Officers on the date indicated computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 8 and 9 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 5, 2015. The value ultimately realized by the executive upon the actual vesting of the awards may be more or less than the grant date fair value.

Stock-Based Incentive Compensation Plans

The 2011 Plan was approved by stockholders on May 12, 2011. Awards available under the 2011 Plan include grants of stock options, stock appreciation rights or units, restricted stock, restricted stock units, phantom stock or performance shares or units. As of March 27, 2015, 1,286,200 shares remain unissued within the 2011 Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning all unexercised and unvested stock awards that were held as of December 31, 2014 for the Named Officers:

				Stock Awards
	Option Awards			Unvested Shares or Units of Stock		Equity Incentive Plan Awards
Name	Number of Securities Underlying Excercisable Options	Option Exercise Price	Option Expiration Date	Number of Unvested Shares or Units of Stock	Market Value of Unvested Shares or Units of Stock (7)	Number of Unearned Shares, Units or Other Unvested Rights	Market or Payout Value of Unearned Shares, Units or Other Unvested Rights (7)
Fred L. Callon
	—	—	—	151,246 (3)	$824,291	26,690 (8)	$145,460
	—	—	—	160,378 (4)	874,060	28,302 (9)	154,246
	—	—	—	56,052 (5)	305,483	9,892 (10)	53,911
	271,091 (1)	—	—	—	—	—	1,477,446
	98,916 (2)	—	—	—	—	—	539,092

B. F. Weatherly (11)	—	—	—	—	—	—	—

Gary A. Newberry
	—	—	—	41,592 (3)	$226,676	7,340 (8)	$40,003
	—	—	—	40,095 (4)	218,518	7,075 (9)	38,559
	—	—	—	20,482 (5)	111,627	3,614 (10)	19,696
	67,773 (1)	—	—	—	—	—	369,363
	36,145 (2)	—	—	—	—	—	196,990

Joseph C. Gatto, Jr.
	—	—	—	33,334 (6)	$181,670	3,150 (8)	$17,167
	—	—	—	17,850 (3)	97,282	7,075 (9)	38,559
	—	—	—	40,095 (4)	218,518	3,614 (10)	19,696
	67,773 (1)	—	—	20,482 (5)	111,627	—	369,363
	36,145 (2)	—	—	—	—	—	196,990

John G. Weihe (12)	—	—	—	—	—	—	—

(1)
Amount represents performance-based phantom shares settleable in cash on the vesting date and which will be adjusted between 0% and 200% based on the Company’s TSR compared to the Company specified peer group.  The adjusted performance-based phantom shares will vest on December 31, 2015.

(2)
Amount represents performance-based phantom shares settleable in cash on the vesting date and which will be adjusted between 0% and 200% based on the Company’s TSR compared to the Company specified peer group.  The adjusted performance-based phantom shares will vest on December 31, 2016.

(3)	Represents restricted stock units awarded May 10, 2012 and are settleable in stock on the May 10, 2015 vesting date.
(4)	Represents restricted stock units awarded May 15, 2013 and are settleable in stock on the May 15, 2016 vesting date.
(5)	Represents restricted stock units awarded May 14, 2014 and are settleable in stock on the May 14, 2017 vesting date.
(6)	Represents restricted stock units awarded April 5, 2012 and are settleable in stock. Units ratably vest one-third on each July 1 beginning 2013.
(7)	Amounts calculated based on the December 31, 2014 the Company’s common stock closing price as quoted on the NYSE of $5.45 per share.
(8)	Represents phantom stock shares awarded May 10, 2012 and are settleable in cash on the May 10, 2015 vesting date.
(9)	Represents phantom stock shares awarded May 15, 2013 and are settleable in cash on the May 15, 2016 vesting date.
(10)	Represents phantom stock shares awarded May 14, 2014 and are settleable in cash on the May 14, 2017 vesting date.
(11)	Mr. Weatherly retired from the Company effective February 15, 2015 and per the terms of his retirement agreement, all outstanding awards immediately vested.
(12)	Mr. Weihe resigned from the Company effective February 3, 2015 and per the terms of his retirement agreement, all outstanding awards immediately vested.

Option Exercises and Stock Vested
The following table provides information about the value realized by the Named Officers on option exercises, vesting of restricted stock units, phantom shares, and TSR phantom share award payouts during 2014:

	Exercise		Vesting
Name	Number of Shares Acquired (1)	Value Realized	Number of Shares Acquired	Value Realized (6)
Fred L. Callon
	—	$1,454,627 (2)	93,500 (4)	$950,895
	—	165,578 (3)

B. F. Weatherly
	—	$618,215 (2)	63,750 (4)	$648,338
	—	112,894 (3)

Gary A. Newberry
	—	$400,019 (2)	42,500 (4)	$432,225
	—	75,263 (3)

Joseph C. Gatto, Jr.	—	—	33,333 (5)	$397,996

John G. Weihe	—	$85,837 (2)	18,000 (4)	$183,060

(1)	There were no options exercised by any Named Officer in 2014.
(2)
Includes the value of the vesting of performance-based phantom shares on December 31, 2014 and settled in cash. The value realized reflects the taxable value to the Named Officer as of the date of the vesting of performance-based phantom share awards.

(3)	Represents restricted stock units awarded May 12, 2011 and were settleable in cash on the May 12, 2014 vesting date.
(4)	Represents restricted stock awarded May 12, 2011 and were settleable in stock on the May 12, 2014 vesting date.
(5)	Represents 100,000 restricted stock units awarded April 5, 2012 and are settleable in stock. Units vest one-third on each subsequent July 1st anniversary date following the award date.
(6)	Represents the aggregate dollar amount realized on the date of the vesting of the restricted stock based on the market price of a share of Company stock on the NYSE on the vesting date.

Potential Payments Upon Termination or Change-in-Control

The following table shows the estimated gross taxable compensation payable upon termination following a change in control or upon death, disability or retirement. No amounts would be payable upon termination for other causes.  The information assumes, in each case, that the officer’s termination was effective as of December 31, 2014. In presenting this disclosure, we describe amounts earned through December 31, 2014 and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, the estimates are of the amounts which would be paid out to the executives upon their termination.

Name / Reason for Termination	Base Salary (3)	Cash Bonus (3)	Accelerated Stock Award Vesting (4)	Continued Employee Benefits (5)	Total
Fred L. Callon
Change in Control (1)	$1,575,000	$1,575,000	$4,760,570	$118,743 (6)	$8,029,313
Death, Disability, or Retirement (2)	—	—	4,760,570	—	4,760,570

B. F. Weatherly (7)
Change in Control (1)	—	—	—	—	—
Death, Disability, or Retirement (2)	—	—	—	—	—

Gary A. Newberry
Change in Control (1)	$700,000	$700,000	$1,279,276	$49,790	$2,729,066
Death, Disability, or Retirement (2)	—	—	1,279,276	—	1,279,276

Joseph C. Gatto, Jr.
Change in Control (1)	$661,538	$661,538	$1,100,914	$49,790	$2,473,780
Death, Disability, or Retirement (2)	—	—	1,100,914	—	1,100,914

John G. Weihe (8)
Change in Control (1)	—	—	—	—	—
Death, Disability, or Retirement (2)	—	—	—	—	—

(1)
The Company entered into a Severance Compensation Agreement with each of the Named Officers listed in the table above.  See “Employment Agreements, Termination of Employment and Change-in-Control Arrangements.”

(2)
“Disability” is generally defined as the employee’s inability to carry out the normal and usual duties of his employment on a full-time basis for an entire period of six continuous months together with the reasonable likelihood, as determined by the Board after consultation of a qualified physician, he will be unable to carry out his normal and usual duties of employment.  “Retirement” is generally defined as the employee’s attainment of an age which the Board determines to be consistent with normal retirement age.

(3)
In accordance with Mr. Callon’s Severance Compensation Agreement, the computation uses a three-year multiple with respect to the severance amount relating to salary and target bonus, while a two-year multiple is used for the other Named Officers.  See “Employment Agreements, Termination of Employment and Change-in-Control Arrangements.”

(4)	The amounts are computed based on unvested stock awards at December 31, 2014 using the closing price of the Company’s common stock on the NYSE on the last trading day of 2014, at $5.45 per share.
(5)
Benefits consist of thirty-six months of employer provided family medical and dental insurance, life insurance, dependent life insurance, accidental death coverage and disability coverage for Mr. Callon and twenty-four months for the other Named Officers in the table.

(6)	Mr. Callon’s amount includes an additional allotment for each of the three years representing premiums paid on a life insurance policy for which the Company does not have any beneficial interest.
(7)	Mr. Weatherly retired from the Company effective February 15, 2015, therefore the Severance Compensation Agreement terminated, so termination estimates are not applicable.
(8)	Mr. Weihe resigned from the Company effective February 3, 2015, therefore the Severance Compensation Agreement terminated, so termination estimates are not applicable.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Employment Agreements.  We do not have employment agreements with any of our executive officers.

Severance Compensation Agreements.  The Company entered into Severance Compensation Agreements (“SCA”) with each of our Named Officers.  The SCA will terminate, except to the extent that any obligation of the Company thereunder remains unpaid as of such time, upon the earliest of: (1) December 31, 2015, provided, however, that, on each anniversary date thereafter, the expiration date shall automatically be extended for one additional year unless, immediately prior to such anniversary date, either party shall have given written notice that it does not wish to extend this SCA, but in no event shall the expiration date be earlier than the second anniversary of the effective date of a change of control; (2) the termination of the Named Officer’s employment with Callon based on death, disability (as defined in the SCA), or cause (as defined in the SCA); and (3) the voluntary resignation of the Named Officer for any reason other than good reason (as defined in the SCA).

Pursuant to the SCA, if the executive incurs a “separation from service” from the Company (as such term is defined in final Treasury Regulations issued under Code Section 409A and other authoritative guidance issued thereunder) without cause by the Company or for good reason by him within two years following a change of control of the Company (or in certain cases, prior to a change of control), then the executive is entitled to a single lump-sum cash payment (payable on the date that is six months following the triggering event) in an amount equal to three times the sum (with respect to Mr. Callon) of: (a) the annual base salary in effect immediately prior to the change of control or, if higher, in effect immediately prior to the separation from service, and (b) the greater of the average bonus earned with respect to the three most recently completed full fiscal years or the target bonus for the fiscal year in which the change of control occurs, based on a forecast that has been approved by the Board of the results for the fiscal year in which the change of control occurs.  For the other Named Officers, the salary and bonus multiple is two times.  In addition, the Company must maintain at its expense until thirty-six months after a separation from service all life, disability, medical, dental, accident, and health insurance coverage for Mr. Callon.  For the other Named Officers, the continued benefit period is twenty-four months.  If the executive’s employment is terminated because of his death or disability, the Company is only required to make such payments if the termination occurred within six months after a change of control.  “Good reason” is generally defined in the SCA as a change in the executive’s compensation, benefits, position, responsibilities, or location.  A change of control is generally defined in the SCA as: (i) any person or group of persons acting in concert shall have become the beneficial owner of more than 50% of the outstanding common stock of the Company; (ii) the stockholders of the Company shall cause a change in the majority of the members of the Board within a twelve-month period; or (iii) the Company or its stockholders shall enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company.

The SCAs also provide that, upon a change of control, all stock options shall automatically become fully exercisable and all performance shares, restricted stock, stock appreciation rights and other similar rights held by the executive shall become fully vested, provided, however, that such acceleration of vesting shall not occur if it would be an impermissible acceleration under Section 409A of the Code.  If the Company cannot provide for acceleration of vesting as a result of provisions in existence prior to a change of control, any plan or agreement, or Section 409A, the Company must provide in lieu thereof a lump-sum cash payment equal to the total value of the outstanding and unvested stock rights as of the date of separation from service.

The SCAs incorporate a provision to provide for the possible impact of the federal excise tax on excess parachute payments. The so-called “golden parachute” tax rules subject “excess parachute payments” to a dual penalty: the imposition of a 20 percent excise tax upon the recipient and non-deductibility of such payments by the paying corporation. While the excise tax is seemingly evenhanded, the excise tax can discriminate against long-serving employees in favor of new hires, against individuals who do not exercise stock options in favor of those who do and against those who elect to defer compensation in favor of those who do not. For these reasons, we believe that the “net-best” provision included in the SCA is appropriate. If any payment is subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the payment will be reduced so that no portion of the payment is subject to such excise tax if the net benefit payable would be at least as much as it would have been if no reduction was made.

Director Compensation

The compensation of our non-employee Directors is reviewed annually by the Compensation Committee and is approved by the Board. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In determining Director compensation, we consider the significant amount of time the Directors spend fulfilling their duties, as well as the competitive market for skilled directors. In 2014, the Compensation Committee directly engaged Meridian to review executive compensation and to conduct an annual review of the total compensation of our non-employee Directors. Specifically, Meridian evaluated retainer fees, potential meeting fees and stock-based long-term incentives using, as the competitive benchmark, total compensation paid to the directors of the Company’s Peer Group used in determining 2014 executive compensation. Historically, compensation was adjusted in January, coincident with the commencement of the Board term; however, in 2014 the Compensation Committee elected to change the commencement of the Board term to coincide with the Annual Meeting in May. Based on this review, no changes were made to our Directors’ compensation for 2014. Below is a summary of the compensation paid to our Non-Employee Directors in 2014. All Board and committee retainers are paid in annual installments.

Each non-management Director receives compensation consisting of only an annual retainer of $40,000 per year, with an additional $20,000 per year for the chairman of the Audit Committee, an additional $15,000 per year to the chairman of the Compensation Committee, an additional $10,000 per year to the chairman of the Nominating and Corporate Governance Committee, and an additional $10,000 to the chairman of the Strategic Planning and Reserves Committee.  Each non-management Director is reimbursed for reasonable out-of-pocket costs incurred to attend Board meetings.  In addition to cash compensation, the Compensation Committee may, from time to time, grant awards under our long-term incentive plans.  During 2014, the Compensation Committee awarded shares of restricted stock with equivalent value equal to $125,000 each to Messrs. Flury, McVay, Wallace, Nocchiero, Bob and Trimble.  The restricted stock will vest ratably over three years or the Compensation Committee may determine in its sole discretion that the restricted stock shall vest on a “qualified separation from service.”  Members of our Board who are also officers or employees of the Company do not receive compensation for their services as directors. The table below indicates the total compensation earned and paid during 2014 for each non-management Director:

Non-Management Director Compensation for 2014

Name	Fees Earned or Paid in Cash (1)	Stock Awards (6)	Option Awards	All Other Compensation	Total
L. Richard Flury	$55,000 (2)	$125,000 (7)	—	—	$0

Larry D. McVay	50,000 (3)	125,000	—	—	175,000

John C. Wallace	60,000 (4)	125,000 (7)	—	—	60,000

Anthony J. Nocchiero	50,000 (5)	125,000	—	—	175,000

Matthew R. Bob	40,000	125,000	—	—	165,000

James M. Trimble	40,000	125,000	—	—	165,000

(1)	Does not include reimbursement of expenses associated with attending the Board meetings.
(2)
Represents annual retainer of $40,000 and an additional $15,000 for acting as chairman of the Compensation Committee.  Mr. Flury elected to have his annual retainer deferred pursuant to the terms of a Deferred Compensation Plan for non-employee Directors, under which participants may elect to convert the cash fees to phantom shares and defer the receipt of the proceeds in cash until separation of service as a Director.

(3)	Represents annual retainer of $40,000 and an additional $10,000 for acting as chairman of the Strategic Planning and Reserves Committee.
(4)	Represents annual retainer of $40,000 and an additional $20,000 per year for acting as chairman of the Audit Committee.
(5)	Represents annual retainer of $40,000 and an additional $10,000 for acting as chairman of the Nominating and Corporate Governance Committee.
(6)
Amounts calculated utilizing the provisions of FASB ASC Topic 718.  See notes 7 and 8 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2014 regarding assumptions underlying valuation of equity awards.

(7)
Represents a Director who elected to have his restricted stock award deferred pursuant to the terms of a Deferred Compensation Plan for non-employee Directors, under which participants may elect to defer the receipt of the proceeds in cash until separation of service as a Director.

Director Stock Ownership Guidelines

The Compensation Committee believes that meaningful stock ownership by our Directors is important in aligning a Director’s interests more closely with those of the Company’s stockholders. In 2012, our Compensation Committee established ownership requirements for our outside Directors. Each outside Director is required to achieve a minimum value of common stock equal to at least five times the annual retainer within next five years following adoption of the policy or election as a Director.

STOCKHOLDERS’ PROPOSALS AND DIRECTOR NOMINATIONS
FOR THE 2016 ANNUAL MEETING

Stockholders who desire to present proposals at the 2016 Annual Meeting of Stockholders and to have such proposals included in the Company’s proxy materials, must submit their proposals to the Company at its principal executive offices not later than December 5, 2015. If the date of the 2016 Annual Meeting of Stockholders is changed by more than 30 days from the date of the 2015 Annual Meeting of Stockholders, the deadline for submitting proposals is a reasonable time before the Company begins to print and mail its proxy materials for its 2016 Annual Meeting of Stockholders.

If the date of the 2016 Annual Meeting of Stockholders is advanced or delayed by more than 30 calendar days from the date of the 2015 Annual Meeting of Stockholders, the Company shall, in a timely manner, inform stockholders of such change, by including a notice, under Item 5, in its earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in the Company’s proxy statement and the new date for determining whether the Company may exercise discretionary voting authority because it has not received timely notice of a matter.

In order to avoid controversy as to the date on which the Company receives any such proposal, we suggest that stockholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above or other applicable requirements.

Our Certificate of Incorporation requires that any person intending to nominate a person to serve as a Director of the Company must provide notice to the Company of the intent to nominate at least 120 days prior to the scheduled date of the 2016 annual meeting.

HOUSEHOLDING INFORMATION

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and reduce expenses for companies. Both the Company and some of our intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials sent to your address, householding will continue until you are notified otherwise or until you revoke your consent. Should you wish to receive separate copies of our Annual Report and proxy statement in the future, we will promptly deliver a separate copy of each of these documents to you if you send a written request to us at our address appearing on the cover of this proxy statement, to the attention of the Corporate Secretary. If you hold your shares through an intermediary that is householding and you want to receive separate copies of our Annual Report and proxy statement in the future, you should contact your bank, broker or other nominee record holder.

FINANCIAL STATEMENTS AND OTHER AVAILABLE DOCUMENTS

Financial statements of the Company for its most recent fiscal year are contained in the 2014 Annual Report to Stockholders and the Company’s Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 5, 2015.  The Company’s Annual Report, the Company’s Annual Report on Form 10-K, Corporate Governance Principles, Code of Business Conduct and Ethics, and Charters of Board Committees may be accessed by stockholders on the Company’s website at www.callon.com or printed copies are available upon written request to the B. F. Weatherly, Corporate Secretary, Callon Petroleum Company, 200 North Canal Street, Natchez, Mississippi  39120.

OTHER BUSINESS

The Board is not aware of any matter to be acted upon at the 2015 Annual Meeting other than those described above.  If other business properly comes before the 2015 Annual Meeting, the persons named on the proxy will vote the proxy in accordance with what they consider to be in the best interests of the Company and its stockholders.  Please sign, date, and return your proxy promptly to avoid unnecessary expense.  All stockholders are urged, regardless of the number of shares owned, to participate in the 2015 Annual Meeting by voting their shares.

By Order of the Board of Directors

/s/ Fred L. Callon
Natchez, Mississippi	Fred L. Callon
April 2, 2015	Chairman, President and
Chief Executive Officer

ANNEX A

First Amendment to the Callon Petroleum Company 2011 Omnibus Incentive Plan

WHEREAS, Callon Petroleum Company (the “Company”) maintains the Callon Petroleum Company 2011 Omnibus Incentive Plan (the “2011 Plan”); and

WHEREAS, the Company reserved the right to amend the 2011 Plan in Article 21 thereof, and now desires to amend the Plan;

NOW, THEREFORE, subject to approval of the Company’s stockholders as set out below, the 2011 Plan is hereby amended effective as of May 14, 2015, as follows:

1. Section 2.26 is hereby amended, in its entirety, to read as follows:

2.26 “Extraordinary Items” means (a) extraordinary, unusual and/or nonrecurring items of gain or loss; (b) gains or losses on the disposition of a business; (c) changes in tax or accounting regulations or laws; or (d) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company's annual report, pursuant to the then-current standards established by the U.S. Financial Accounting Standards Board.

2. Section 4.1 is hereby amended, in its entirety, to read as follows:

4.1           Number of Shares Authorized and Available for Awards. Subject to adjustment as provided under the Plan, the total number of Shares constituting the Share Pool which is available for Awards under the Plan shall be equal to the sum of (a) Four Million Three Hundred Thousand (4,300,000) Shares, (b) any and all Shares that are available for awards under the Prior Plans as of the Effective Date that are not reserved for outstanding awards that were granted under the Prior Plans before the Effective Date, and (c) any and all Shares that may become available for awards under the Prior Plans on or after the Effective Date that were reserved for outstanding awards that were granted under the Prior Plans before the Effective Date, as provided in Section 4.2(b).

Any of the authorized Shares may be used for any type of Award under the Plan, and any or all of the available Shares may be allocated to Incentive Stock Options.

3. Section 4.2 is hereby amended, in its entirety, to read as follows:

4.2           Calculation of Share Usage for Share Pool.  The Committee shall determine the number of Shares constituting the Share Pool that is available for grants of Awards under the Plan, subject to the following:

(a) Any Shares related to an Award granted under the Plan that (1) terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares, (2) are settled in cash in lieu of Shares, or (3) are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall again be available immediately for grants under this Plan.  Any Shares tendered or withheld in order to satisfy tax withholding obligations associated with the settlement of an Award (except with respect to an Option or SAR Award), shall again become available for grants under this Plan.

(b)           Any Shares related to an Award previously granted under any Prior Plan prior to the Effective Date that, on or after the Effective Date, (1) terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares, are settled in cash in lieu of Shares, or (2) are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall again be available for grants under this Plan.  Any Shares tendered or withheld in order to satisfy tax withholding obligations associated with the settlement of an Award (except with respect to an Option or SAR Award), shall again become available for grants under this Plan.

4. The third from last paragraph of Section 14.2 is hereby amended, and the prior provisions that were in such paragraph have been deleted, such that Section 14.2 shall read, in its entirety, as follows:

The terms of the stated Performance Measures for each applicable Award, whether for a Performance Period of one (1) year or multiple years, must preclude the Committee's discretion to increase the amount payable to any Participant that would otherwise be due upon attainment of the Performance Measures, but may permit the Committee to reduce the amount otherwise payable to the Participant in the Committee's discretion.

5. Article 17, Effect of a Change in Control, is hereby amended by the addition of the following new Section 17(d), which reads as follows:

(d)      In the event of a Change in Control, accelerated vesting or accelerated payment of an Award shall occur only in the event of a “double-trigger”, i.e., there is separation from service of the Participant within a designated time period following the Change in Control as set out in the Award Agreement for such Participant.

Except as amended hereby, the Plan shall continue in full force and effect and the Plan and this First Amendment shall be read, taken and construed as one and the same instrument.

Executed effective for all purposes as provided above; provided, however, if this First Amendment is not approved by the stockholders of the Company at the 2014 Annual Meeting of Stockholders, this First Amendment shall not become effective.

Callon Petroleum Company

By: /s/ Fred L. Callon
Name: Fred L. Callon
Title: Chairman, President, and Chief Executive Officer

CALLON PETROLEUM COMPANY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS – MAY 14, 2015 AT 9:00 AM ET
CONTROL ID:
REQUEST ID:

The undersigned hereby appoints Fred L. Callon and B.F. Weatherly and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution and re-substitution, to vote all the shares of Common Stock of Callon Petroleum Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 14, 2015 in the Grand Ballroom of the Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120, and at any adjournments or postponements thereof, with all the powers the undersigned would have if personally present as follows::

IF NO DIRECTION AS TO THE MANNER OF VOTING THIS PROXY IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4, AND 5 AS INDICATED ON THE REVERSE SIDE HEREOF.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in favor.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone, fax or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com/CPE
PHONE:	1-866-752-VOTE(8683)

ANNUAL MEETING OF THE STOCKHOLDERS OF CALLON PETROLEUM COMPANY			PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proposal 1		à	FOR ALL	AGAINST ALL	FOR ALL EXCEPT
	Election of Directors:		☐	☐
	Fred L. Callon (Class III Director, three-year term)				☐
	L. Richard Flury (Class III Director, three-year term)				☐	CONTROL ID:
	Michael L. Finch (Class I Director, one-year term)				☐	REQUEST ID:

Proposal 2		à	FOR	AGAINST	ABSTAIN
	The approval, by advisory vote, of the Company’s named executive officer compensation.		☐	☐	☐

Proposal 3		à	FOR	AGAINST	ABSTAIN
	The approval of the First Amendment to the Company’s 2011 Omnibus Incentive Plan.		☐	☐	☐

Proposal 4		à	FOR	AGAINST	ABSTAIN

The approval of an amendment to Article Four of the Company’s Certificate of Incorporation increasing the number of authorized shares of Common Stock of the Company from 110 million shares to 150 million shares.
			☐	☐	☐

Proposal 5		à	FOR	AGAINST	ABSTAIN
	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.		☐	☐	☐
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐
The Board recommends you vote “FOR” all proposals.

In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as recommended by the Company’s Board on the proposal, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any adjournments or postponements of the meeting. The Board is not presently aware of any other proposals or any other business to be considered at the Annual Meeting.

MARK HERE FOR ADDRESS CHANGE   ☐ New Address (if applicable):
____________________________
____________________________
____________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2015

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)